EXHIBIT 10.1


                   SENIOR TERM LOAN AGREEMENT

                  Dated as of October 28, 2005

                              Among

                       EOG RESOURCES, INC.
                       as Parent Guarantor

                   EOGI INTERNATIONAL COMPANY
                           as Borrower

                               and

                     THE BANK OF NOVA SCOTIA
                     as Administrative Agent

                  DEUTSCHE BANK SECURITIES INC.
                      as Syndication Agent

               SOCIETE GENERALE, SUNTRUST BANK and
               WACHOVIA BANK, NATIONAL ASSOCIATION
                   as Co-Documentation Agents

                               and

                     THE BANKS NAMED HEREIN
                            as Banks

    THE BANK OF NOVA SCOTIA and DEUTSCHE BANK SECURITIES INC.
            as Joint Lead Arrangers and Book Managers



                        Table of Contents

                                                                    Page

                            ARTICLE I
                 DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Certain Defined Terms                                   1
Section 1.2    Computation of Time Periods                            11
Section 1.3    Accounting Terms                                       11
Section 1.4    Miscellaneous                                          11
Section 1.5    Ratings                                                11

                            ARTICLE II
                 AMOUNT AND TERMS OF THE ADVANCES

Section 2.1    The Advances                                           12
Section 2.2    Making the Advances                                    12
Section 2.3    Fees                                                   13
Section 2.4    Repayment                                              13
Section 2.5    Interest                                               13
Section 2.6    Additional Interest on Eurodollar Advances             14
Section 2.7    Interest Rate Determination and Protection             14
Section 2.8    Voluntary Conversion of Borrowings; Continuation
               of Eurodollar Borrowings                               16
Section 2.9    Prepayments                                            16
Section 2.10   Increased Costs; Capital Adequacy, Etc.                17
Section 2.11   Illegality                                             18
Section 2.12   Payments and Computations                              18
Section 2.13   Taxes                                                  19
Section 2.14   Sharing of Payments, Etc.                              21
Section 2.15   Optional Reduction or Termination of the Commitments   21
Section 2.16   Scheduled Reduction and Termination of Commitments     22
Section 2.17   Termination; Replacement of Bank                       22

                             ARTICLE III
                       CONDITIONS TO ADVANCES

Section 3.1    Initial Conditions Precedent                           24
Section 3.2    Additional Conditions Precedent to Each Advance        25

                              ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES

Section 4.1    Representations and Warranties                         25

                              ARTICLE V
                              COVENANTS

Section 5.1    Affirmative Covenants                                  28
Section 5.2    Negative Covenants                                     31

                              ARTICLE VI
                          EVENTS OF DEFAULT

Section 6.1    Events of Default                                      33

                             ARTICLE VII
                      THE ADMINISTRATIVE AGENT

Section 7.1    Authorization of the Administrative Agent              35
Section 7.2    Delegation of Duties                                   36
Section 7.3    Liability of the Administrative Agent                  36
Section 7.4    Reliance by the Administrative Agent                   36
Section 7.5    Notice of Default                                      37
Section 7.6    Credit Decision; Disclosure of Information by the
               Administrative Agent                                   37
Section 7.7    Indemnification of the Administrative Agent            38
Section 7.8    The Administrative Agent in its Individual Capacity    38
Section 7.9    Successor Administrative Agent                         38
Section 7.10   The Administrative Agent May File Proofs of Claim      39
Section 7.11   Other Agents; Arrangers and Managers                   39

                             ARTICLE VIII
                            MISCELLANEOUS

Section 8.1    Amendments, Etc.                                       40
Section 8.2    Notices, Etc.                                          40
Section 8.3    No Waiver; Remedies                                    41
Section 8.4    Costs and Expenses                                     42
Section 8.5    Payments Set Aside; Right of Set-Off                   43
Section 8.6    Assignments and Participations                         44
Section 8.7    Governing Law; Entire Agreement, Integration;
               Jurisdiction                                           47
Section 8.8    Interest                                               47
Section 8.9    Captions                                               48
Section 8.10   Confidentiality                                        48
Section 8.11   Survival; Term; Reinstatement                          48
Section 8.12   Severability                                           48
Section 8.13   Time of the Essence                                    49
Section 8.14   Execution in Counterparts                              49
Section 8.15   Effectiveness                                          49
Section 8.16   Tax Forms                                              49
Section 8.17   Waiver of Right to Trial by Jury                       51
Section 8.18   USA Patriot Act Notice                                 51


SCHEDULES AND EXHIBITS

Schedule I     Applicable Margin
Schedule II    Banks, Commitments and Administrative Information


Exhibit A -    Form of Note
Exhibit B -    Form of Notice of Borrowing
Exhibit C -    Form of Opinion of Fulbright & Jaworski L.L.P.,
               New York Counsel to the Parent Guarantor and the
               Borrower
Exhibit D -    Form of Opinion of Senior Vice President and
               General Counsel of the Parent Guarantor
Exhibit E -    Form of Opinion of Maples and Calder, Cayman Islands
               Counsel to the Borrower
Exhibit F -    Form of Notice of Conversion
Exhibit G -    Terms of Negative Pledge
Exhibit H -    Form of Assignment and Assumption
Exhibit I -    Form of Parent Guaranty


                   SENIOR TERM LOAN AGREEMENT

                  Dated as of October 28, 2005

     EOG Resources, Inc., a Delaware corporation, EOGI International Company, a Cayman Islands corporation, the Banks, The Bank of Nova Scotia, as Administrative Agent for the Banks, Deutsche Bank Securities Inc., as Syndication Agent, and Societe Generale, SunTrust Bank and Wachovia Bank, National Association, as co-documentation agents, agree as follows:

                            ARTICLE I
                DEFINITIONS AND ACCOUNTING TERMS

     Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

     "Administrative Agent" means The Bank of Nova Scotia in its capacity as administrative agent under this Agreement, together with any successor thereto pursuant to Section 7.9.

     "Advance" means an advance by a Bank to the Borrower pursuant to Article II (as divided or combined from time to time as contemplated in the definition herein of "Borrowing"), and refers to a Base Rate Advance or a Eurodollar Advance (each of which shall be a "Type" of Advance).

     "Advance Period" means the period commencing on the date of this Agreement and ending on and including December 31, 2006.

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto.

     "Agent-Related Persons" means the Administrative Agent, together with its Affiliates, and the officers, directors, employees and agents of such Persons and Affiliates.

     "Agreement" means this Senior Term Loan Agreement, as amended, supplemented or modified from time to time.

     "Applicable Lending Office" means, with respect to each Bank, such Bank's Domestic Lending Office in the case of a Base
Rate Advance and such Bank's Eurodollar Lending Office in the case of a Eurodollar Advance.

     "Applicable Margin" means, for each Rating Level, the percentage set forth adjacent to the captioned term "Applicable Margin", as each of the foregoing is set forth in Schedule I, and for any Interest Period for each Eurodollar Advance, the percentage per annum applicable to such Interest Period for such Advance as shown in Schedule I and being based on the Rating Level, which for the purposes of determining such respective Applicable Margins shall be the Rating Level in effect on the first day of such Interest Period.

     "Assignment and Assumption" means an assignment and assumption entered into by a Bank and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit H.

     "Attorney Costs" means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

     "Bankruptcy Code" means Title 11 of the United States Code, as now or hereafter in effect, or any successor thereto.

     "Banks" means each Person a signatory to this Agreement, and shall include any Person that becomes a Bank pursuant to Section
2.17 or Section 8.6, in each case, however, so long as it shall hold a Commitment or an Advance.

     "Base Rate" means, for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Scotia Capital as its "prime rate." The "prime rate" is a rate set by Scotia Capital based upon various factors including Scotia Capital's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Scotia Capital shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Advance" means an Advance which bears interest as provided in Section 2.5(a).

     "Borrower" means EOGI International Company, a Cayman
Islands corporation, and any successor thereto pursuant to
Section 5.2(e).

     "Borrowing" means a borrowing hereunder consisting of Advances of the same Type made on the same day by the Banks pursuant hereto and, in the case of Eurodollar Advances, having the same Interest Period; provided that (a) all Base Rate Advances outstanding at any time shall thereafter be deemed to be one Borrowing, and (b) subject to the limitations in Section 2.2(a) as to the number of permitted Interest Periods and subject to the provisions of Section 2.7, Section 2.8(c) and Section 2.11 on the last day of an Interest Period for a Borrowing comprised of Eurodollar Advances, such Borrowing may be divided ratably to form multiple Borrowings comprised of Eurodollar Advances (with the result that each Bank's Advance as a part of each such multiple Borrowing is proportionately the same as its Advance as a part of such divided Borrowing) or combined with all or a ratable portion of the Base Rate Advances or all or a ratable portion of one or more other Borrowings, the Interest Period for which also ends on such day, to form a new Borrowing comprised of Eurodollar Advances, such division or combination to be made by notice from the Borrower given to the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the proposed division or combination specifying the date of such division or combination (which shall be a Business Day) and all other relevant information (such as the Borrowings to be divided or combined, the respective amounts of the Borrowings resulting from any such division, the relevant Interest Periods, the amount of the Base Rate Advances or other Borrowings to be so combined and such other information as the Administrative Agent may request), but in no event shall any Borrowing resulting from, or remaining after, any such division or combination be less than $5,000,000, and in all cases each Bank's Advance as a part of each such combined, resultant or remaining Borrowing shall be proportionately the same as its Advances as a part of the relevant Borrowings prior to such division or combination and each combined, resultant or remaining Borrowing shall be in an integral multiple of $1,000,000. Each Borrowing comprised of a Type of Advance shall be that "Type" of Borrowing.

     "Business Day" means (a) any day of the year except Saturday, Sunday and any day on which banks are required or authorized to close in Houston, Texas, New York, New York, or the state in which the Payment Office is located, and (b) if the applicable Business Day relates to any Eurodollar Advances, any day which is a "Business Day" described in clause (a) and which is also a day for trading by and between banks in the applicable interbank Eurodollar market.

     "CERCLA" means the Comprehensive Environmental Response,
Compensation and Liability Act of 1980, as amended from time to time, set forth at 42 U.S.C. Sections 9601 et seq (1988), state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.

     "Change of Control" means any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire (such right, an "option right"), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 30% or more of the equity securities of the Parent Guarantor entitled to vote for members of the board of directors or equivalent governing body of the Parent Guarantor on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right).

     "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the Treasury regulations promulgated thereunder, or any successor Federal tax code or regulations, and any reference to any statutory provision of the Code shall be deemed to be a reference to any successor provision or provisions.

    "Commitment" means, as to each Bank, its obligation to make Advances to the Borrower pursuant to Section 2.1, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Bank's name on Schedule II or in the Assignment and Assumption pursuant to which such Bank becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

     "Consolidated" refers to the consolidation of the accounts of the Parent Guarantor and its Subsidiaries in accordance with GAAP.

     "Consolidated Net Worth" means at any date the Consolidated stockholders' equity of the Parent Guarantor and its Consolidated
Subsidiaries.

     "Convert", "Conversion" and "Converted" each refers to a conversion of Advances or a Borrowing of one Type into Advances or a Borrowing, as the case may be, of another Type pursuant to
Section 2.7, Section 2.8(a) or Section 2.10(b).

     "Debt" of any Person means, at any date, without duplication, (a) obligations for the repayment of money borrowed which (i) are evidenced by bonds, notes, debentures, loan agreements, credit agreements or similar instruments or agreements and (ii) are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations as lessee under leases which, in accordance with GAAP, are capital leases (and monetary obligations under so-called synthetic or off-balance sheet leases), (c) all obligations of such Person to deliver commodities, goods or services, including hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements or other similar arrangements in each case in the ordinary course of business, (d) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (e) guaranties of payment or collection of any obligations described in clauses (a) through
(d) of other Persons, provided, that clauses (a) through (d) include, in the case of obligations of the Parent Guarantor or any Subsidiary, only such obligations as are or should be shown as debt, deferred revenues (in the case of clause (d)) or capital lease liabilities on a Consolidated balance sheet in accordance with GAAP; provided, further, that none of the following shall constitute Debt: (A) transfers of accounts receivable pursuant to a receivables purchase facility considered as a sale under GAAP (and indemnification, recourse or repurchase obligations thereunder as are reasonable given market standards for transactions of similar type) and (B) the liability of any Person as a general partner of a partnership for Debt of such partnership, if the partnership is not a Subsidiary of such Person.

     "Defaulting Bank" means any Bank that (a) has failed to fund any Advance required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder,
(b) has otherwise failed to pay over to the Administrative Agent or any other Bank any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, and such failure is continuing or (c) has been deemed insolvent or become the subject of a bankruptcy, insolvency or receivership proceeding.

     "Dollar" or "$" mean lawful money of the United States.

     "Domestic Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Domestic Lending Office" under its name on Schedule II or in the Assignment and Assumption or other document pursuant to which it became a party hereto as contemplated by Section 2.17 or Section 8.6, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

     "Eligible Assignee" has the meaning specified in Section
8.6(g).

     "Environment" has the meaning specified in 42 U.S.C. Section
9601(8) (1988).

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Obligors or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Protection Statute, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "Environmental Protection Statute" means any law, statute, ordinance, rule, regulation, order, decision, decree, judgment, permit, license, authorization or agreement (all as amended from time to time) arising from, in connection with, or relating to the pollution, protection or regulation of the Environment or the protection or regulation of health or safety, whether the foregoing are required or promulgated by any government or agency or other authority of or in the United States (whether local, state, or federal) or any foreign country or subdivision thereof, including without limitation, CERCLA, RCRA and other laws, statutes, ordinances, rules and regulations relating to the disposal, removal, remediation, production, storing, refining, handling, transferring, processing, recycling or transporting of or exposure to any material or substance, wherever located, and any rule, regulation or decision issued or promulgated in connection with such laws, statutes, ordinances, rules or regulations by any government, agency or other authority of or in the United States (whether local, state or federal) or of any foreign country or subdivision thereof, in each case as now or hereafter in effect.

     "EPA" means the United States Environmental Protection
Agency, or any successor thereto.

     "ERISA" means the Employee Retirement Income Security Act of
1974, as amended from time to time, and any successor statute of similar import, together with the regulations thereunder, as in effect from time to time.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a group of which the Parent Guarantor is a member and which is under common control within the meaning of the regulations under Section 414 of the Code.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board, as in effect from time to time.

     "Eurodollar Advance" means an Advance which bears interest as provided in Section 2.5(b).

     "Eurodollar Borrowing" means a Borrowing comprised of Eurodollar Advances.

     "Eurodollar Lending Office" means, with respect to any Bank, the office of such Bank specified as its "Eurodollar Lending Office" under its name on Schedule II or in the Assignment and Assumption or other document pursuant to which it became a party hereto as contemplated by Section 2.17 or Section 8.6, or such other office of such Bank as such Bank may from time to time specify to the Borrower and the Administrative Agent.

     "Eurodollar Rate" means, for any Interest Period with respect to any Eurodollar Advance:

         (a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (b)  if the rate referenced in the preceding clause
     (a) does not appear on such page or service or such page or service shall not be available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

         (c)  if the rates referenced in the preceding clauses
     (a) and (b) are not available, the rate per annum reasonably determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Advance being made, continued or Converted by Scotia Capital and with a term equivalent to such Interest Period would be offered by Scotia Capital's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Events of Default" has the meaning specified in Section
6.1.

     "FDIC" means the Federal Deposit Insurance Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Scotia Capital on such day on such transactions as determined by the Administrative Agent.

     "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any federal agency or authority of the United States from time to time succeeding to its function.

     "GAAP" means accounting principles generally accepted in the United States consistent with those applied in the preparation of the audited consolidated financial statements referred to in
Section 4.1(d).

     "Hazardous Materials" means (a) any substance or material identified as a hazardous substance pursuant to CERCLA; (b) any substance or material regulated as a hazardous or solid waste pursuant to RCRA; (c) any other material or substance regulated under any Environmental Protection Statute; and (d) all pollutants, contaminants, toxic substances, radioactive materials, refined products, natural gas liquids, crude oil, petroleum and petroleum products, polychlorinated biphenyls and asbestos.

     "Highest Lawful Rate" means, on any day and with respect to each Bank, as the case may be, the maximum non-usurious rate of interest that such Bank is permitted under Federal, New York or other applicable law to contract for, charge, receive, take or reserve for with respect to obligations of the Borrower hereunder, stated as a rate per annum. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Bank, as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Bank, at a rate in excess of the Highest Lawful Rate applicable to it.

     "Indemnified Liabilities" has the meaning specified in
Section 8.4(c).

     "Indenture" means that certain Indenture dated as of September 1, 1991 between the Parent Guarantor, as issuer, and JPMorgan Chase Bank, N.A., as successor to JPMorgan Chase Bank, successor-in-interest to Texas Commerce Bank National
Association, as Trustee, without giving effect to any amendment, modification or discharge thereof.

     "Insufficiency" means, with respect to any Plan, the amount, if any, by which the present value of the accrued benefits under such Plan exceeds the fair market value of the assets of such Plan allocable to such benefits.

     "Interest Period" means, with respect to each Eurodollar Advance, in each case comprising part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of any Advance into (or a division or combination of any Borrowing resulting in) such an Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below except that any Interest Period for Eurodollar Advances which commences on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month shall end on the last Business Day of the appropriate subsequent calendar month. The duration of each such Interest Period shall be one, two, three or six months, in each case as the Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

         (a) Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

         (b) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (c)  no Interest Period may end after the Termination Date.

     "Loan Document" means this Agreement, each Note, each Notice of Borrowing, the Parent Guaranty, each Notice of Conversion and each other document or instrument executed and delivered in connection with this Agreement.

     "Majority Banks" means, if no Advances are outstanding, Banks having in the aggregate more than 50% of the Total Committed Amount, or, if any Advances are outstanding, Banks holding in the aggregate more than 50% of the Total Outstanding Amount; provided that the Total Committed Amount of, and the portion of the Total Outstanding Amount held by, any Defaulting Bank shall be excluded for purposes of making a determination of Majority Banks.

     "Moody's" means Moody's Investors Service, Inc.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Parent Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

     "Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, subject to Title IV of ERISA to which the Parent Guarantor or any ERISA Affiliate, and more than one employer other than the Parent Guarantor or an ERISA Affiliate, is making or accruing an obligation to make contributions or, in the event that any such plan has been terminated, to which the Parent Guarantor or any ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.

     "Note" means a promissory note of the Borrower payable to the order of any Bank, in substantially the form of Exhibit A, evidencing the aggregate indebtedness of the Borrower to such Bank resulting from the Advances owed to such Bank.

     "Notice of Borrowing" has the meaning specified in Section
2.2(a).

     "Obligor" means the Borrower and the Parent Guarantor, or either of them as the context requires.

     "Other Taxes" has the meaning specified in Section 2.13(c).

     "Parent Guarantor" means EOG Resources, Inc., a Delaware corporation, and any successor thereto pursuant to Section
5.2(e).

     "Parent Guaranty" means the Parent Guaranty to be executed and delivered by the Parent Guarantor, substantially in the form of Exhibit I.

     "Payment Office" means the office of the Administrative Agent located at The Bank of Nova Scotia, Atlanta Agency, Suite 2700, 600 Peachtree Street N.E., Atlanta, GA 30308 or such other office as the Administrative Agent may designate by written notice to the other parties hereto.

     "PBGC" means the Pension Benefit Guaranty Corporation, or any federal agency or authority of the United States from time to time succeeding to its function.

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, firm or other entity, or a government or any political subdivision or agency, department or instrumentality thereof.

     "Plan" means an employee benefit plan (other than a Multiemployer Plan) which is (or, in the event that any such plan has been terminated within five years after a transaction described in Section 4069 of ERISA, was) maintained for employees of the Parent Guarantor or any ERISA Affiliate and covered by Title IV of ERISA.

     "Prescribed Forms" means such duly executed form(s) or statement(s), including the forms described in Section 8.16(a), and in such number of copies, which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of
(a) an income tax treaty between the United States and the country of residence of the Bank providing the form(s) or statement(s), (b) the Code, or (c) any applicable rule or regulation under the Code or the tax law of the applicable jurisdiction, permit the Borrower to make payments hereunder for the account of such Bank free of, or at a reduced rate of, deduction or withholding of income or similar taxes (except for any deduction or withholding of income or similar taxes as a result of any change in or in the interpretation of any such treaty, the Code or any such rule or regulation).

     "Principal Subsidiary" means (a) the Borrower, (b) EOG Resources Trinidad Limited, (c) EOG Resources Canada Inc., an Alberta corporation, but only so long as it has any commitments, loans, letters or credit or bankers' acceptances outstanding under the Revolving Credit Agreement, (d) EOG Resources United Kingdom Limited, but only so long as it has any commitments, loans or letters or credit outstanding under the Revolving Credit Agreement and (e) any other Subsidiary having total assets in excess of $200,000,000, excluding (i) intercompany loans and advances to and from the Parent Guarantor and its Subsidiaries,
(ii) investments in Subsidiaries of such Subsidiary, and (iii) equity interests in Subsidiaries of such Subsidiary. For purposes of this definition, total assets shall be determined based on the most recent quarterly or annual financial statements available prior to such determination.

     "Rating Level" means the applicable category of rating level contained in Schedule I which is based on the rating of the Parent Guarantor's senior unsecured long-term debt as classified by Moody's and/or Standard & Poor's and which shall be the highest applicable Rating Level I, Rating Level II, Rating Level III, Rating Level IV, Rating Level V or Rating Level VI, as the case may be, as set forth in Schedule I (with Rating Level I being the highest and Rating Level VI being the lowest).

     "RCRA" means the Resource Conservation Act of 1976, as amended from time to time, set forth at 42 U.S.C. Sections 6901 et seq (1988), state and local analogs and all rules and regulations promulgated thereunder, in each case as now or hereafter in effect.

     "Reg U Limited Assets" means assets that are subject to any arrangement (as contemplated by Regulation U) with any Bank or the Administrative Agent (a) that restricts the right or ability of the Borrower or (to the extent relevant to the compliance with Regulation U or Regulation X by any of the Banks or the Borrower in connection with this Agreement or any of the Advances) its Subsidiaries to sell, pledge or otherwise dispose of (within the meaning of Regulation U) such assets or (b) that provides that the exercise of such right is or may be cause for accelerating the maturity of all or any portion of the Advances or any other amount payable hereunder or under such arrangement.

     "Register" has the meaning specified in Section 8.6(c).

     "Regulation U" means Regulation U of the Federal Reserve
Board, as the same is from time to time in effect, and all rulings and interpretations thereunder or thereof.

     "Regulation X" means Regulation X of the Federal Reserve
Board, as the same is from time to time in effect, and all rulings and interpretations thereunder or thereof.

     "Responsible Officer" of a Person means such Person's chief executive officer, president, chief financial officer, vice president-finance, treasurer or assistant treasurer. Unless otherwise specified, all references herein to a "Responsible Officer" shall refer to a Responsible Officer of the Parent Guarantor.

     "Revolving Credit Agreement" means that certain Revolving Credit Agreement dated as of June 28, 2005 among the Parent Guarantor, as borrower, EOG Resources Canada Inc., as Canadian borrower, EOG Resources United Kingdom Limited, as UK borrower, and the agents and the banks parties thereto, as the same may be amended, modified, waived, refinanced or replaced.

     "Scheduled Maturity Date" means December 31, 2008.

     "Scotia Capital" means The Bank of Nova Scotia and any successor thereto.

     "Standard & Poor's" and "S&P" each means Standard & Poor's
Ratings Group, a division of McGraw Hill, Inc. on the date hereof.

     "Subsidiary" means any corporation, partnership, joint venture or other entity (a) of which more than 50% of the outstanding capital stock or other equity interests having ordinary voting power (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture or other entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the Parent Guarantor and (b) which is a Consolidated Subsidiary in accordance with GAAP; provided, that the definition of "Subsidiary" in Exhibit G shall apply in Section 5.2(a) only.

     "Taxes" has the meaning specified in Section 2.13(a).

     "Termination Date" means, the earlier of (i) the Scheduled
Maturity Date and (ii) the date of termination in whole of the Total Committed Amount pursuant to Section 2.15 or Section 6.1.

     "Termination Event" means (a) a "reportable event", as such term is described in Section 4043 of ERISA (other than a "reportable event" not subject to the provision for 30-day notice to the PBGC), or an event described in Section 4062(e) of ERISA, or (b) the withdrawal of the Parent Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year in which it was a "substantial employer", as such term is defined in
Section 4001(a)(2) of ERISA, or the incurrence of liability by the Parent Guarantor or any ERISA Affiliate under Section 4064 of ERISA upon the termination of a Multiple Employer Plan, or (c) the distribution of a notice of intent to terminate a Plan pursuant to Section 4041(a)(2) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, or
(d) the institution of proceedings to terminate a Plan by the PBGC under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan.

     "Total Capitalization" means, at any time, the sum (without duplication) of (a) Total Debt plus (b) Consolidated Net Worth less any amount thereof attributable to "minority interests" (as defined below). For the purpose of this definition, "minority interests" means any investment or interest of the Parent Guarantor in any corporation, partnership or other entity to the extent that the total amount thereof owned by the Parent Guarantor (directly or indirectly) constitutes 50% or less of all outstanding interests or investments in such corporation, partnership or entity.

     "Total Committed Amount" means, at any time, the aggregate amount of the Commitments at such time.

     "Total Debt" means, at any time, all Consolidated Debt of the Parent Guarantor and its Consolidated Subsidiaries.

     "Total Outstanding Amount" means, at any time, the sum of the outstanding Advances.

     "Type" has the meaning specified in the definition of the term "Advance".

     "Withdrawal Liability" shall have the meaning given such term under Part I of Subtitle E of Title IV of ERISA.

     Section 1.2 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding". Unless otherwise indicated, all references to a particular time are references to Houston, Texas time.

     Section 1.3 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with, and certificates of compliance for the financial covenant shall be based on, GAAP; provided, however, the financial statements and reports required pursuant to Section 5.1(a)(i) and (xi) shall be prepared in accordance with generally accepted accounting principles in effect at the time of application thereof except to the extent stated therein.

     Section 1.4 Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to Articles and Sections of and Schedules and Exhibits to this Agreement, in each case as then amended, revised or otherwise modified and then in effect, unless otherwise specified. The term "including" shall mean "including, without limitation," and the term "or" is not exclusive. The term
"United States" when used in any Loan Document shall refer to and mean the United States of America.

     Section 1.5 Ratings. A rating, whether public or private, by Standard & Poor's or Moody's shall be deemed to be in effect on the date of announcement or publication by Standard & Poor's or Moody's, as the case may be, of such rating or, in the absence of such announcement or publication, on the effective date of such rating and will remain in effect until the date when any change in such rating is deemed to be in effect. In the event any of the rating categories used by Moody's or Standard & Poor's is revised or designated differently (such as by changing letter designations to different letter designations or to numerical designations), the references herein to such rating shall be changed to the revised or redesignated rating for which the standards are closest to, but not lower than, the standards at the date hereof for the rating which has been revised or redesignated. Long-term debt supported by a letter of credit, guaranty, insurance or other similar credit enhancement mechanism shall not be considered as senior unsecured long-term debt.

                            ARTICLE II
                 AMOUNT AND TERMS OF THE ADVANCES

     Section 2.1 The Advances. Each Bank severally agrees, on the terms and conditions hereinafter set forth, to make one or more Advances as part of a term loan Borrowing to the Borrower from time to time on any Business Day during the Advance Period in an aggregate amount not to exceed at any time outstanding such Bank's Commitment. Each
Borrowing shall be in an aggregate amount not less than $5,000,000, shall be in an integral multiple of $1,000,000 and shall, when made, consist of Advances of the same Type having (in the case of a Borrowing comprised of Eurodollar Advances) the same Interest Period, made on the same day by the Banks ratably according to their respective Commitments. The Commitments are not revolving in nature, and amounts borrowed hereunder and prepaid may not be reborrowed. Subject to the terms and conditions hereof, more than one Borrowing may be made on a Business Day (including, for example, a Borrowing comprised of Eurodollar Advances having one Interest Period and another
Borrowing comprised of Eurodollar Advances having a different
Interest Period).

     Section 2.2 Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 11:00 A.M. (i) in the case of a proposed Borrowing comprised of Eurodollar Advances, at least three Business Days prior to the date of the proposed Borrowing, and (ii) in the case of a proposed Borrowing comprised of Base Rate Advances, on the day of the proposed Borrowing, by the Borrower to the Administrative Agent, which shall give to each Bank prompt notice thereof by telecopy. Each such notice of a Borrowing (a "Notice of Borrowing") shall be by telecopy, confirmed immediately in writing, in substantially the form of Exhibit B, duly signed by a Responsible Officer, specifying therein the requested (A) date of such Borrowing, (B) Type of Advances comprising such Borrowing,
(C) aggregate amount of such Borrowing, and (D) in the case of a Borrowing comprised of Eurodollar Advances, initial Interest
Period for each such Advance, provided that the Borrower may not specify Eurodollar Advances for any Borrowing if, after giving effect to such Borrowing, Eurodollar Advances having more than ten (10) different Interest Periods shall be outstanding. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each Bank and the Borrower of the applicable interest rate under Section 2.5(b).
Each Bank shall, before 11:00 A.M. (1:00 P.M. in the case of a Borrowing comprised of Base Rate Advances) on the date of such Borrowing, make available for the account of its Applicable
Lending Office to the Administrative Agent at its Payment Office, in same day funds, such Bank's ratable portion of such Borrowing.
After the Administrative Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article
III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address.
The Borrower may make no more than twelve Borrowings.

          (b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower. In the case of any Borrowing which the related
Notice of Borrowing specifies is to be comprised of Eurodollar
Advances, the Borrower shall, subject to Section 8.8, indemnify each Bank against any loss, cost or expense incurred by such Bank as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III or to make the Borrowing specified in such Notice of Borrowing on the date specified, including any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund the Advance to be made by such Bank as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

          (c) Unless the Administrative Agent shall have received notice from a Bank prior to the time it is required to make available its ratable portion of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's ratable portion of such Borrowing, the Administrative Agent may assume that such Bank has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such ratable portion available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at
(i) in the case of the Borrower, the interest rate applicable at the time to Advances comprising such Borrowing and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Advance as part of such Borrowing for purposes of this Agreement.

          (d) The failure of any Bank to make the Advance to be made by it as part of any Borrowing shall not relieve any other Bank of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Advance to be made by such other
Bank on the date of any Borrowing.

     Section 2.3    Fees.

          (a) Commitment fee. Subject to Section 8.8, the Borrower agrees to pay without duplication to each Bank a commitment fee at a rate per annum equal to 0.09% on the average daily amount of the undrawn portion of such Bank's Commitment available for Borrowings from January 1, 2006 until December 31, 2006 (the
"Commitment Period").  The commitment fee, during the Commitment
Period, is due on the last Business Day of each March, June, September and December during the term of such Bank's Commitment, commencing March 31, 2006, and on the date such Bank's Commitment is terminated.

          (b) Administrative Agent's Fee. Subject to Section 8.8, the Borrower shall pay to the Administrative Agent such fees as may be separately agreed to by it, the Parent Guarantor and the Administrative Agent.

     Section 2.4 Repayment. The Borrower shall repay the unpaid principal amount of each Advance owed to each Bank on the Termination Date.

     Section 2.5 Interest. Subject to Section 8.8, the Borrower shall pay interest on the unpaid principal amount of each Advance owed to each Bank from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

          (a) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, due quarterly on the last
Business Day of each March, June, September and December, commencing December 31, 2005, during such periods and on the date such Base Rate Advance shall be Converted (in whole or in part), changed (in whole or in part) as a result of any division or combination of any Borrowing, or paid in full; provided that any such Advance not paid when due shall bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full at a rate per annum equal at all such times to 2% above the Base Rate in effect from time to time.

          (b) Eurodollar Advances. During such periods as such Advance is a Eurodollar Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of the Eurodollar Rate for such Interest Period for such Advance plus the Applicable Margin per annum for such Interest Period, due on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on the day which occurs during such Interest Period three months from the first day of such Interest Period (each Eurodollar Advance to bear interest from and including the first day of the Interest Period for such Advance to (but not including) the last day of such Interest
Period); provided that any such Advance not paid when due shall bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full at a rate per annum equal at all such times to the greater of (x) 2% above the Base Rate in effect from time to time and (y) 2% above the rate per annum required to be paid on such Advance immediately prior to the date on which such Event of Default occurred.

          (c) Other Obligations. If any amount payable by the Borrower (other than any Advance) under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount from time to time outstanding shall thereafter bear interest on the principal amount thereof from time to time outstanding, payable upon demand, until paid in full, at a fluctuating interest rate per annum at all such times equal to 2% above the Base Rate in effect from time to time.

     Section 2.6 Additional Interest on Eurodollar Advances. If any Bank is required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, and if as a result thereof there is an increase in the cost to such Bank of agreeing to make or making, funding or maintaining Eurodollar Advances, the Borrower shall, subject to Section 8.8, from time to time, within 20 Business Days following its receipt of the certificate hereinbelow referenced (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts, as additional interest hereunder, sufficient to compensate such Bank for such increased cost. A certificate in reasonable detail as to the basis for and the amount of such increased cost, and certifying that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities shall be submitted to the Borrower and the Administrative Agent by such Bank, shall be conclusive and binding for all purposes, absent manifest error; provided, however, no Bank shall be permitted to recover increased costs incurred or accrued pursuant to this Section 2.6 more than 180 days prior to the date it sends such certificate to the Borrower;
provided further that, if any such requirement (or change in requirement) giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

     Section 2.7    Interest Rate Determination and Protection.
(a) If, prior to the commencement of any selected Interest
Period for a Eurodollar Advance, the Administrative Agent is unable to obtain timely information for determining the Eurodollar Rate for such Interest Period:

               (i) the Administrative Agent shall forthwith notify the Borrower and the Banks that the interest rate cannot be determined for such Interest Period,

               (ii) each such Advance for which such Interest Period was selected will, on the last day of the then existing Interest
Period therefor, either (A) Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance) or (B) continue as one or more Eurodollar
Advances of Interest Periods not affected by such notice of the Majority Banks, as selected by the Borrower, and

               (iii) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, Eurodollar Advances or Eurodollar
Borrowings of such Interest Periods shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

          (b) If, with respect to any Eurodollar Advances, the Majority Banks notify the Administrative Agent that the applicable interest rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Banks of making, funding or maintaining their respective portions of such Eurodollar Advances for such Interest Period, the Administrative
Agent shall forthwith so notify the Borrower and the Banks, whereupon

               (i) each such Advance will, on the last day of the then existing Interest Period therefor, either (A) Convert into a Base Rate Advance (or, if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance) or (B) continue as one or more
Eurodollar Advances of Interest Periods not affected by such notice of the Majority Banks, as selected by the Borrower, and

               (ii) the obligation of the Banks to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, Eurodollar Advances or Eurodollar
Borrowings of such Interest Periods shall be suspended until the Administrative Agent shall notify the Borrower and the Banks that the circumstances causing such suspension no longer exist.

          (c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1 or fails to give a timely Notice of Conversion with respect to any Eurodollar Advances in accordance with the provisions contained in Section 2.8(a), the Administrative Agent will forthwith so notify the Borrower and the Banks and such Advances will automatically, on the last day of the then existing
Interest Period therefor, Convert into Base Rate Advances.

          (d) If the aggregate unpaid principal amount of Advances comprising any Eurodollar Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $5,000,000, such Advances shall automatically Convert, on the last day of the then existing Interest Period for such Advances, into Base Rate Advances, unless the Borrower has elected to continue such Advances as Eurodollar Advances by selecting a new Interest
Period therefor in accordance with the provisions hereof commencing on such day and the sum of the outstanding principal amount of such Advances plus the outstanding principal amount of each other Borrowing that is being Converted into, or continued as, a Eurodollar Borrowing on such day with the same Interest Period as such Advances is at least $5,000,000.

          (e) Any Bank may, if it so elects, fulfill its Commitment as to any Eurodollar Advance by causing a branch, foreign or otherwise, or Affiliate of such Bank to make such Advance and may transfer and carry such Advance at, to or for the account of any branch office or Affiliate of such Bank; provided that in such event, for the purposes of this Agreement, such Advance shall be deemed to have been made by such Bank and the obligation of the Borrower to repay such Advance shall nevertheless be to such Bank and shall be deemed to be held by such Bank, to the extent of such Advance, for the account of such branch or Affiliate; provided further that for U.S. federal income tax purposes if such branch or Affiliate is the beneficial owner of such interest, or if such Bank is regarded as acting as an intermediary for such branch or Affiliate, then such Bank, or such branch or Affiliate, shall provide to the Borrower and the Administrative Agent the required forms and documentation as set forth in Section 8.16(a)(i) or
(ii), as appropriate.

     Section 2.8 Voluntary Conversion of Borrowings; Continuation of Eurodollar Borrowings. (a) The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M.
(i) in the case of a proposed Conversion into a Eurodollar Borrowing, on the third Business Day prior to the date of the proposed Conversion, and (ii) in the case of a proposed Conversion into a Base Rate Borrowing, on the date of the proposed Conversion, and subject to the limitations in Section 2.2(a) as to the number of permitted
Interest Periods and subject to the provisions of Section 2.7,
Section 2.8(c) and Section 2.11, Convert all or any portion of a Borrowing of one Type into a Borrowing of another Type; provided, however, that any Conversion of any Eurodollar Borrowing shall be made on, and only on, the last day of an Interest Period for such Eurodollar Borrowing. Each such notice of a Conversion (a
"Notice of Conversion") shall be by telecopy, confirmed immediately in writing, in substantially the form of Exhibit F, duly signed by a Responsible Officer, and shall, within the restrictions specified above, specify (x) the date of such Conversion, (y) the Borrowing (or identified portion thereof) to be Converted and the Type into which it is to be Converted, and
(z) if such Conversion is into a Eurodollar Borrowing, the duration of the Interest Period for each Advance comprising such Borrowing.

          (b) The Borrower may continue all or any portion of any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period that complies with the requirements set forth in the definition herein of "Interest Period," by giving notice of such Interest Period as set forth in such definition, subject to the limitations in Section 2.2(a) as to the number of permitted Interest Periods and subject to the provisions of Section 2.7,
Section 2.8(c) and Section 2.11.

          (c) All Borrowings, Conversions and continuations under this Agreement shall be effected in a manner that (i) treats all Banks ratably (including, for example, effecting Conversions of any portion of a Borrowing in a manner that results in each Bank retaining its same ratable percentage of both the Converted portion and the remaining portion not Converted), and (ii) results in each Borrowing (including, in the case of any Conversion of a portion of a Borrowing, both the Converted portion and the remaining portion not Converted) being in an amount not less than $5,000,000 and in an integral multiple of $1,000,000. Upon Conversion of any Borrowing, or portion thereof, into a particular Type, all Advances comprising such Borrowing or portion thereof, as the case may be, will be deemed
Converted into Advances of such Type.

     Section 2.9 Prepayments. The Borrower may (a) in respect of Eurodollar Advances, upon at least three Business Days' notice, and
(b) in respect of Base Rate Advances, upon notice by 11:00 A.M. on the day of the proposed prepayment, to the Administrative Agent (which shall promptly notify each Bank) stating the proposed date and aggregate principal amount of the prepayment and the Types of Advances to be prepaid, and in the case of Eurodollar Advances, the specific Borrowing or Borrowings pursuant to which made, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid without premium or penalty; provided, however, that each partial prepayment shall be in an aggregate principal amount not less than $5,000,000, and provided further, that if the Borrower prepays any Eurodollar Advance on any day other than the last day of an Interest Period therefor, the Borrower shall compensate the Banks pursuant to Section 8.4(b). Any amounts prepaid pursuant to this Section 2.9 may not be reborrowed.

     Section 2.10   Increased Costs; Capital Adequacy, Etc.
(a) Subject to Section 8.8, if, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the date of this Agreement, or (ii) the compliance with any guideline or request from any governmental authority, central bank or comparable agency (whether or not having the force of law) in each case made or issued after the date of this Agreement, there shall be any increase in the cost to any Bank of agreeing to make or making, funding or maintaining Eurodollar Advances (other than increased costs described in Section 2.6 or in clause (c) below), the Borrower shall from time to time, within 20 Business Days following its receipt of the certificate hereinbelow referenced (with a copy of such certificate from the requesting Bank to the Administrative Agent), pay to the Administrative Agent for the account of such Bank additional amounts sufficient to compensate such Bank for such increased cost. A certificate in reasonable detail stating the basis for and the amount of such increased cost, showing in reasonable detail the calculation of such additional amounts as shall be required to compensate it for the increased costs to it as a result of such events and certifying that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities shall be submitted to the Borrower and the Administrative Agent by such Bank, which certificate shall be conclusive and binding for all purposes, absent manifest error. Promptly after any Bank becomes aware of any such introduction, change or proposed compliance, such Bank shall notify the Borrower thereof. No Bank shall be permitted to recover increased costs incurred or accrued pursuant to this Section 2.10(a) more than 180 days prior to the date it sends the certificate to the Borrower which is referred to in this Section 2.10(a); provided, however, that if any such introduction, change, interpretation, guideline or request referred to above giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (b) If the Borrower so notifies the Administrative Agent of any increased cost pursuant to the provisions of Section 2.10(a), the Borrower shall have the right to Convert all Advances of the Type affected by such increased cost of all Banks then outstanding into Advances of another Type in accordance with Section 2.8 and, additionally, reimburse such Bank for such increased cost in accordance with Section 2.10(a).

          (c) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, in each case after the date hereof, or compliance by any such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (except to the extent such request or directive arises as a result of the individual creditworthiness of such Bank, in each case made or issued after the date hereof), has or would have the effect of increasing the amount of capital required or expected to be maintained as a result of its Commitment or Advance hereunder, such Bank shall have the right to give prompt written notice thereof to the Borrower with a copy to the Administrative Agent, which notice shall show in reasonable detail the calculation of such additional amounts as shall be required to compensate it for the increased cost to it as a result of such increase in capital and shall certify that such costs are generally being charged by it to other similarly situated borrowers under similar credit facilities, which notice shall be conclusive and binding for all purposes, absent manifest error, although the failure to give any such notice shall not, unless such notice fails to set forth the information required above or except as otherwise expressly provided in Section 2.17(a), release or diminish any of the Borrower's obligations to pay additional amounts pursuant to
Section 2.17(a). No Bank shall be permitted to recover increased costs incurred or accrued pursuant to this Section 2.10(c) more than 180 days prior to the date it sends the certificate to the Borrower which is referred to in this Section 2.10(c); provided, however, that if any such adoption or change in any applicable law, rule, regulation or treaty, or any request or directive, giving rise to such increased costs is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (d) Each Bank shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office, or change the jurisdiction of its Applicable Lending Office so as to avoid the imposition of any increased costs under Section 2.6 or this Section 2.10 or to eliminate the amount of any such increased cost which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable
Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to it.

     Section 2.11 Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of or compliance with any law or regulation, in each case after the date hereof, shall make it unlawful, or any governmental authority, central bank or comparable agency shall, after the date hereof, assert that it is unlawful, for any Bank or its Eurodollar Lending Office to perform its respective obligations hereunder to make Eurodollar Advances or to continue to fund or maintain Eurodollar Advances hereunder and demand therefor by such Bank to the Borrower through the Administrative Agent, (a) the obligation of such Bank to make, or to Convert Advances or Borrowings into, or to make divisions or combinations of Borrowings resulting in, Eurodollar Advances or Eurodollar
Borrowings shall terminate, as the case may be, and (b) if then required by the provisions of such event, the Borrower shall forthwith Convert all affected Eurodollar Advances of all Banks then outstanding into Advances of another Type in accordance with
Section 2.8 (other than the requirement that Conversions be made only on the last day of an Interest Period).

     Section 2.12 Payments and Computations. (a) The Borrower shall make each payment under any Loan Document not later than 11:00 A.M. on the day when due in dollars to the Administrative Agent at its Payment Office in same day funds without setoff, deduction or counterclaim. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or the commitment fee ratably (other than amounts payable pursuant to Section 2.6, Section 2.10, Section 2.13 or
Section 8.4(b)) to the Banks for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Bank to such Bank for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

          (b) All computations of interest based on the Base Rate (except during such times as the Base Rate is determined pursuant to clause (a) of the definition thereof) shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and, subject to Section 8.8, all computations of interest based on the Eurodollar Rate, the Federal Funds Rate or, during such times as the Base Rate is determined pursuant to clause (a) of the definition thereof, the Base Rate and all computations of the commitment fee shall be made by the Administrative Agent, and all computations of interest pursuant to Section 2.6 shall be made by a Bank, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fee is payable. Each determination by the Administrative Agent (or, in the case of Section 2.6, by a Bank) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (c) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or the commitment fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative
Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank.
If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Bank shall, subject to Section 8.8, repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the earlier of (i) the date such Bank repays such amount to the Administrative Agent and (ii) the date two Business Days after the date such amount is so distributed, at the Federal Funds Rate and thereafter until the date such Bank repays such amount to the Administrative Agent at the Federal Funds Rate plus 2%.

     Section 2.13 Taxes. (a) Any and all payments by the Obligors hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges, fees, duties or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, (i) taxes imposed on its income or capital (including any branch profits tax imposed by the United States of America or by the jurisdiction in which the Borrower is located), (ii) franchise taxes imposed on it by the jurisdiction under the laws of which (or by a jurisdiction under the laws of a political subdivision of which) such Bank or the Administrative Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Bank, franchise taxes imposed on it by the jurisdiction of such Bank's
Applicable Lending Office or any political subdivision thereof and (iii) any withholding taxes imposed by the United States of America if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof (or with respect to any entity that becomes a Bank after the date hereof, on the date such entity becomes a Bank), to payments to be made to such Bank or the Administrative Agent (all such non-excluded taxes, levies, imposts, deductions, charges, fees, duties, withholdings and liabilities being hereinafter referred to as "Taxes"). Subject to Section 8.8, if any Obligor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note to any Bank or the Administrative Agent, (x) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) such Bank or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (y) the relevant Obligor shall make such deductions and (z) such Obligor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b)  Intentionally left blank.

          (c) In addition, the Obligors agree to pay or reimburse any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Notes (hereinafter referred to as "Other
Taxes").

          (d) The Borrower, to the fullest extent permitted by law, will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes paid by such Bank or the Administrative Agent, as the case may be, and any liability
(including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 45 days from the date such Bank or the Administrative Agent, as the case may be, makes written demand therefor from the Borrower and provides the Borrower a reasonably detailed written explanation of the nature and amount of such claim, together with copies of all demands and other communications received by such Bank or the Administrative Agent, as the case may be, from related taxing authorities. No Bank nor the Administrative Agent shall be indemnified for Taxes or Other
Taxes (i) incurred or accrued more than 180 days prior to the date that such Bank or the Administrative Agent notifies the Borrower thereof or (ii) arising out of a failure by a Bank or the Administrative Agent to provide the Prescribed Forms or other comparable document prescribed by any applicable law to the applicable Obligor and the Administrative Agent; provided, however, that any such adoption, change, change in interpretation or administration referred to in this Section 2.13 giving rise to such Taxes or Other Taxes is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

          (e) Within 45 days after the date of any payment of Taxes by or at the direction of any Obligor (or, in the case of clause (i) of this Section 2.13(e), within 10 Business Days after the Borrower has received a receipt from the relevant taxing authority), the Borrower will furnish to the Administrative Agent at the relevant address referred to in Section 8.2, (i) the original or a certified copy of a receipt evidencing payment thereof if the relevant taxing authority provides a receipt or (ii) if the relevant taxing authority does not provide a receipt, other reasonable evidence of payment thereof. Should any Bank or the Administrative Agent ever receive any refund, credit or deduction from any taxing authority to which it would not be entitled but for the payment by such Obligor of Taxes as required by this
Section 2.13 (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Person in its sole discretion), such Person, as the case may be, thereupon shall repay to such Obligor, as appropriate, an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Person, as the case may be, and determined by it, as the case may be, to be attributable to such refund, credit or deduction.

          (f) Each Bank shall use its reasonable efforts (consistent with its internal policies and legal and regulatory restrictions) to select a jurisdiction for its Applicable Lending Office, or change the jurisdiction of its Applicable Lending Office, as the case may be, so as to avoid the imposition of any Taxes or Other
Taxes or to eliminate the amount of any such additional amounts which may thereafter accrue; provided that no such selection or change of the jurisdiction for its Applicable Lending Office shall be made if, in the reasonable judgment of such Bank, such selection or change would be disadvantageous to such Bank.

          (g) Each Bank also agrees to deliver to the Borrower and to the Administrative Agent such forms or documentation, including the Prescribed Forms referred to in Section 8.16, as may at any time be required in order to confirm or maintain in effect its entitlement to exemption from, or reduction of, withholding tax, as the case may be, on any payments hereunder, provided that, at the relevant time, applicable laws permit such Bank to do so.

     Without prejudice to the survival of any other agreement of the Obligors hereunder, but subject to the expiration of any applicable statute of limitations, the agreements and obligations of the Obligors contained in this Section 2.13 shall survive the payment in full of principal and interest hereunder and under the Notes.

     Section 2.14 Sharing of Payments, Etc. If any Bank shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Total Outstanding Amount made by it (other than pursuant to Section 2.6, Section 2.10, Section 2.13, Section 2.17 or Section 8.4(b)) in excess of its ratable share of payments on account of the Total Outstanding Amount obtained by all Banks with respect to the Total Outstanding Amount, such Bank receiving a greater proportion of the payments shall forthwith purchase from the applicable Banks participations in the Total Outstanding Amount made by them as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing
Bank, such purchase from each Bank shall be rescinded and such Bank shall repay to the purchasing Bank the purchase price to the extent of its ratable share (according to the proportion of (a) the amount of the participation purchased from such Bank as a result of such excess payment to (b) the total amount of such excess payment) of such recovery together with an amount equal to such Bank's ratable share (according to the proportion of (i) the amount of such Bank's required repayment to (ii) the total amount so recovered from the purchasing Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. Each Obligor agrees that any Bank so purchasing a participation from another Bank pursuant to this
Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank were its direct creditor in the amount of such participation.

     Section 2.15 Optional Reduction or Termination of the Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Banks; provided that each partial reduction shall be in the aggregate amount of at least
$10,000,000 or the Total Committed Amount; provided, further, no such termination or reduction shall reduce the Total Committed Amount to an amount less than the Total Outstanding Amount. Any reduction or termination of any Commitment (whether pursuant to this Section 2.15, Section 2.16 or Section 2.17) shall be irrevocable. Upon and at all times after any Commitment of any Bank is terminated in whole pursuant to any provision of this Agreement, such Commitment shall be zero and such Bank shall have no further obligation to make any Advances.

     Section 2.16 Scheduled Reduction and Termination of Commitments. At 5:00 p.m., New York, New York time on December 31, 2005, the Total Committed Amount shall be permanently reduced to an amount equal to the lesser of (i) $100,000,000 and (ii) the remaining undrawn portion of the Total Committed Amount and each Bank's Commitment shall be ratably reduced. At 5:00 p.m., New
York, New York time on December 31, 2006, the Total Committed
Amount shall be permanently reduced to zero.

     Section 2.17   Termination; Replacement of Bank.

          (a) Each Bank agrees that, upon the Borrower's receipt of the notice and certificate specified in Section 2.10(c) or making a claim under Section 2.13, at the request of the Borrower, it will promptly enter into good faith negotiations with the Borrower with respect to the method of reimbursement or payment for the costs or other amounts specified in such notice. No later than 20 Business Days after the date of the giving of any such notice, and assuming the Bank giving same has made itself available for the aforesaid good faith negotiations, the Borrower shall have the option, to be exercised in writing, to (i) subject to Section
8.8, compensate such Bank for the specified costs or other amounts on the basis, if any, negotiated between it and the Borrower, (ii) terminate such Bank's Commitment to the extent, and on the terms and conditions, specified in Section 2.17(b) or
(iii) replace such Bank with another commercial bank or other financial institution to the extent, and on the terms and conditions, specified in Section 2.17(c); provided that if the Borrower fails to so exercise either of options (ii) or (iii), it shall be deemed to have agreed to reimburse such Bank from time to time as herein provided the costs or other amounts specified in its notice and certificate delivered pursuant to Section
2.10(c). Notwithstanding the foregoing, the Borrower shall not be obligated to reimburse any Bank pursuant to this or Section
2.17(b) or (c) for any costs or other amounts under Section
2.10(c) or Section 2.13 incurred or accruing more than 180 days prior to the date on which it gave the written notice and certificate specified in Section 2.10(c) or Section 2.13, as the case may be; provided, further that such 180-day period shall be subject to the provisos at the end of each of Section 2.10(c) and
Section 2.13(d).

          (b) In the event that the Borrower has given notice to a Bank pursuant to Section 2.17(a) that it elects to terminate such Bank's Commitment (a copy of which notice shall be sent to the Administrative Agent who will promptly notify each Bank), such termination shall become effective 20 Business Days thereafter unless such Bank withdraws its request for costs or other amounts. On the date of the termination of the Commitment of any Bank pursuant to this Section 2.17(b), (i) the Borrower shall deliver notice of the effectiveness of such termination to such Bank and to the Administrative Agent, (ii) the Borrower shall pay all amounts owed by the Borrower to such Bank under this Agreement or under the Note payable to it by such Bank (including principal of and interest on the Advances owed to such Bank, accrued commitment fees and amounts specified in its notice and certificate delivered pursuant to Section 2.10(c) or Section 2.13 with respect to the period prior to such termination) and (iii) upon the occurrence of the events set forth in clauses (i) and
(ii), such Bank shall cease to be a "Bank" hereunder for all purposes except for rights under Section 2.6, Section 2.10,
Section 2.13 and Section 8.4 arising out of events and occurrences before or concurrently with its ceasing to be a "Bank" hereunder. The Borrower may elect to terminate a Bank's
Commitment pursuant to Section 2.17(a) only if at such time:

          (i) no Event of Default is then in existence or would be in existence but for requirement that notice be given or time elapse or both; and

          (ii) the Borrower has elected, or is then electing, to terminate the Commitments of all Banks which have made similar requests for costs or other similar amounts under Section 2.10(c) or under Section 2.13, which requests have not been withdrawn, provided, that requests may be determined by the Borrower to be dissimilar based on the negotiation of materially dissimilar rates of compensation under clause (i) of Section 2.10(a).

          (c) In the event that any Bank shall claim payment of any additional amounts pursuant to Section 2.6, Section 2.10(a),
Section 2.11 or Section 2.17(a) or (b), or makes a claim under
Section 2.13, the Borrower shall have the right to replace such Bank with another commercial bank or other financial institution, including any then existing Bank; provided that such replacement commercial bank or other financial institution, (i) if it is not a Bank shall be reasonably acceptable to the Administrative
Agent, (ii) shall unconditionally offer in writing (with a copy to the Administrative Agent) to purchase all of such Bank's rights and assume all of such Bank's obligations hereunder and interest in the Advances owing to such Bank and the Note held by such Bank without recourse at the principal amount of such Note plus interest accrued thereon, and accrued commitment fees, to the date of such purchase on a date therein specified, and (iii) shall execute and deliver to the Administrative Agent a document satisfactory to the Administrative Agent pursuant to which such replacement commercial bank or other financial institution becomes a party hereto with a Commitment equal to that of the Bank being replaced (plus, if such replacement commercial bank or other financial institution is already a Bank, the amount of its Commitment prior to such replacement), which document, if such replacement commercial bank or other financial institution is not already a Bank shall (among other matters) specify the Domestic Lending Office and Eurodollar Lending Office of such replacement commercial bank or other financial institution; provided, further, that no Bank shall have any obligation to increase its Commitment or otherwise to replace, in whole or in part, any Bank. Upon satisfaction of the requirements set forth in the first sentence of this Section 2.17(c), acceptance of such offer to purchase by the Bank to be replaced, payment to such Bank of the purchase price in immediately available funds, and the payment by the Borrower of all requested costs accruing to the date of purchase which the Borrower is obligated to pay under
Section 8.4 and all other amounts owed by such Obligor to such Bank (other than the principal of and interest on the Advances of such Bank, and accrued commitment fees, purchased by the replacement commercial bank or other financial institution), the replacement commercial bank or other financial institution shall constitute a "Bank" hereunder, as the case may be, with a Commitment as so specified and the Bank being so replaced shall no longer constitute a "Bank" hereunder, as the case may be, and its Commitment shall be deemed terminated, except that the rights under Section 2.6, Section 2.10, Section 2.13 and Section 8.4 of the Bank being so replaced shall continue with respect to events or occurrences before or concurrently with its ceasing to be a "Bank" hereunder. If, however, (x) a Bank accepts such an offer and such commercial bank or other financial institution fails to purchase such rights and interest on such specified date in accordance with the terms of such offer, the Borrower shall continue to be obligated to pay the increased costs to such Bank pursuant to Section 2.10 or the additional amounts pursuant to
Section 2.13, as the case may be, or (y) the Bank proposed to be replaced fails to accept such purchase offer, the Borrower shall not be obligated to pay to such Bank such increased costs or additional amounts incurred or accrued from and after the date of such purchase offer.

                            ARTICLE III
                      CONDITIONS TO ADVANCES

     Section 3.1 Initial Conditions Precedent. The obligation of each Bank to make Advances pursuant to the terms and conditions of this Agreement is subject to the conditions precedent that the Administrative Agent shall have received the following, each dated on or before the date hereof, in form and substance satisfactory to the Administrative Agent:

          (a) This Agreement, executed by the Borrower, the Parent Guarantor and each Bank, the executed Notes payable to the order of the Banks, respectively, and the Parent Guaranty executed by the Parent Guarantor.

          (b) Certified copies of the resolutions of the Board of Directors of each of the Parent Guarantor and the Borrower approving this Agreement, each Note and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to each such Loan Document and certified copies of the restated certificate of incorporation and bylaws of the Parent Guarantor and the memorandum and articles of association of the Borrower.

          (c) A certificate of the Secretary or an Assistant Secretary of each of the Parent Guarantor and the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign each Loan Document to which it is a party and the other documents to be delivered hereunder.

          (d) A favorable opinion of Fulbright & Jaworski L.L.P., special New York counsel for the Parent Guarantor and the Borrower, to be delivered to, and for the benefit of, the Banks and the Administrative Agent, at the express instruction of the Parent
Guarantor, substantially in the form of Exhibit C and as to such other matters as any Bank through the Administrative Agent may reasonably request.

          (e) A favorable opinion of Barry Hunsaker, Jr., Senior Vice President and General Counsel of the Parent Guarantor, to be delivered to, and for the benefit of, the Banks and the Administrative Agent, at the express instruction of the Parent
Guarantor, in substantially the form of Exhibit D and as to such other matters as any Bank through the Administrative Agent may reasonably request.

          (f) A favorable opinion of Maples and Calder, special Cayman Islands counsel to the Borrower, to be delivered to, and for the benefit of, the Banks and the Administrative Agent, at the express instruction of the Parent Guarantor, in substantially the form of Exhibit E and as to such other matters as any Bank through the Administrative Agent may reasonably request.

          (g) A certificate of a Responsible Officer of the Parent Guarantor certifying (i) there has not occurred a material adverse change since December 31, 2004 in the consolidated financial condition of the Parent Guarantor and its Subsidiaries taken as a whole, (ii) there has not occurred a material adverse change since June 30, 2005 in the business, assets, liabilities (actual or contingent), operations, condition (other than financial) or prospects of the Parent Guarantor and its Subsidiaries taken as a whole, and (iii) compliance with the financial covenant set forth in Section 5.2(c)as of June 30, 2005.

     Section 3.2 Additional Conditions Precedent to Each Advance. The obligation of each Bank to make any Advance shall be subject to the additional conditions precedent that on the date of such Advance
(a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Advance shall constitute a representation and warranty by the Parent Guarantor and the Borrower that on the date of such Advance such statements are true):

               (i) The representations and warranties contained in Section 4.1 of this Agreement are correct on and as of the date of such Advance (other than those representations and warranties that expressly speak solely as of an earlier date, which remain correct as of such earlier date), before and after giving effect to such Advance and the Borrowing of which such Advance is a part and to the application of the proceeds therefrom, as though made on and as of such date, and

               (ii) No event has occurred and is continuing, or would result from such Advance or the Borrowing of which such Advance is a part or from the application of the proceeds therefrom, which constitutes an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both;

and (b) the Administrative Agent shall have received the Notice of Borrowing required by Section 2.2(a) and such other approvals, opinions or documents as any Bank through the Administrative
Agent may reasonably request.

                             ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES

     Section 4.1 Representations and Warranties. The Borrower, for itself, and the Parent Guarantor represent and warrant to the Banks as follows:

          (a) The Parent Guarantor and each Principal Subsidiary are duly organized or validly formed, validly existing and (if applicable) in good standing, in each case under the laws of its jurisdiction of incorporation or formation. The Parent Guarantor and each Principal Subsidiary have all requisite powers and all material governmental licenses, authorizations, consents and approvals required in each case to carry on its business as now conducted.

          (b) The execution, delivery and performance by each of the Obligors of each Loan Document to which it is or will be a party:
(i) are within its corporate or equivalent powers, (ii) have been duly authorized by all necessary corporate or equivalent action of each such Obligor, (iii) require, in respect of each such Obligor, no action by or in respect of, or filing with, any governmental body, agency or official and (iv) do not contravene, or constitute a default under, any provision of law or regulation (including Regulation X and Regulation U) applicable to it or the restated certificate of incorporation or by-laws of the Parent Guarantor or the memorandum and articles of association of the Borrower or except as disclosed to the Administrative Agent pursuant to this Agreement, any material judgment, injunction, order, decree or agreement binding upon it or result in the creation or imposition of any lien, security interest or other charge or encumbrance on any material asset of the Parent
Guarantor or any of its Subsidiaries ("material" for the purposes of this representation meaning creating a liability of $50,000,000 or more).

          (c) This Agreement and each Note are, and each other Loan Document to which any Obligor is or will be a party, when executed and delivered in accordance with this Agreement will be, the legal, valid and binding obligation of such Obligor, to the extent a party thereto, enforceable against it, as the case may be, in accordance with their respective terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general principles of equity.

          (d) The audited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of December 31, 2004 and the related audited consolidated statements of income, cash flows and changes in stockholders' equity accounts for the fiscal year then ended and the unaudited consolidated balance sheet of the Parent Guarantor and its Subsidiaries as of June 30, 2005, and the related unaudited consolidated statements of income and cash flows for the fiscal quarter then ended, in each case as filed with the Securities and Exchange Commission in its Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended June 30, 2005, respectively, fairly present, in conformity with GAAP except as otherwise expressly noted therein, the consolidated financial position of the Parent Guarantor and its Subsidiaries as of such dates and their consolidated results of operations and changes in financial position for such fiscal periods, subject (in the case of the unaudited balance sheet and statements) to changes resulting from audit and normal year-end adjustments. As of June 30, 2005, the Parent Guarantor was in compliance with the financial covenant set forth in Section
5.2(c).

          (e) From December 31, 2004 to the date of this Agreement, there has been no material adverse change in the consolidated financial condition of the Parent Guarantor and its Subsidiaries, considered as a whole; from June 30, 2005 to the date of this Agreement, there has been no material adverse change in the business, assets, liabilities (actual or contingent), operations, condition (other than financial) or prospects of the Parent
Guarantor and its Subsidiaries considered as a whole.

          (f) Except as disclosed in the Parent Guarantor's Form 10-K for the year ended December 31, 2004 or the Parent Guarantor's Form
10-Q for the quarter ended June 30, 2005 in each case, as filed with the Securities and Exchange Commission prior to the date hereof, or as otherwise disclosed to the Administrative Agent pursuant to this Agreement, there is no action, suit or proceeding pending against the Parent Guarantor or any of its Subsidiaries, or to the knowledge of the Parent Guarantor threatened against the Parent Guarantor or any of its Subsidiaries, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement or any other Loan
Document to which the Parent Guarantor or the Borrower is or will be a party.

          (g) Except as disclosed to the Administrative Agent pursuant to this Agreement, no Termination Event has occurred or is reasonably expected to occur with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists. Except as disclosed to the Administrative Agent pursuant to this Agreement, neither the Parent Guarantor nor any ERISA Affiliate has received any notification (or has knowledge of any reason to expect) that any Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, for which a Withdrawal Liability in excess of $50,000,000 exists.

          (h) United States federal income tax years of the Parent Guarantor and its Subsidiaries have been closed through the fiscal year ended December 31, 2001 or such subsequent date as disclosed to the Administrative Agent pursuant to this Agreement. The Parent Guarantor and its Subsidiaries have filed or caused to be filed all United States federal income tax returns and all other material domestic tax returns which to the knowledge of the Parent Guarantor are due prior to the date of this Agreement (considering any extensions filed by the Parent Guarantor and its Subsidiaries) required to be filed by them and have paid or provided for the payment, before the same become delinquent, of all taxes due pursuant to such returns or pursuant to any assessment received by the Parent Guarantor or any Subsidiary, other than those taxes contested in good faith by appropriate proceedings. The charges, accruals and reserves on the books of the Parent Guarantor and its Subsidiaries in respect of taxes are, in the opinion of the Parent Guarantor, adequate to the extent required by GAAP.

          (i) Neither the Parent Guarantor nor any Subsidiary is an "investment company" within the meaning of the Investment Company
Act of 1940, as amended.

          (j) Each of the Parent Guarantor and the Subsidiaries is not subject to, or is exempt from, regulation as a "holding company" or a "subsidiary company" of a "holding company", in each case as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.

          (k) Following application of the proceeds of each Advance, no more than 25% of the value of the Reg U Limited Assets of the Borrower and the Parent Guarantor will consist of margin stock
(as defined in Regulation U) and, to the extent relevant to the compliance with Regulation U or Regulation X by any of the Banks or the Borrower and the Parent Guarantor in connection with this Agreement or any of the Advances, no more than 25% of the value of the Reg U Limited Assets of the Parent Guarantor and its Subsidiaries on a consolidated basis will consist of margin stock
(as defined in Regulation U).

          (l) Except as disclosed to the Administrative Agent pursuant to this Agreement, the Parent Guarantor and each of its Subsidiaries are in compliance in all respects with all laws, rules, regulations and orders applicable to each of them (including applicable laws, rules, regulations and orders pertaining to ERISA and applicable Environmental Protection Statutes), except to the extent that failure to comply with such laws, rules, regulations and orders could not reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole. Except as disclosed to the Administrative Agent pursuant to this Agreement, there is (i) no presently outstanding allegation by government officials or other third parties that the Parent Guarantor or any of its Subsidiaries or any of their respective properties is now, or at any time prior to the date hereof was, in violation of any applicable Environmental Protection Statute, (ii) no administrative or judicial proceeding presently pending against the Parent Guarantor or any of its Subsidiaries or against any of their respective properties pursuant to any Environmental
Protection Statute, and (iii) no claim presently outstanding against the Parent Guarantor or any of its Subsidiaries or against any of their respective properties, businesses or operations which was asserted pursuant to any applicable
Environmental Protection Statute that, in the case of all matters described in clauses (i), (ii) or (iii) above in the aggregate, could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole. Except as disclosed to the Administrative Agent pursuant to this Agreement, there are no facts or conditions or circumstances known to the Parent Guarantor that the Parent
Guarantor reasonably believes could form the basis for any action, lawsuit, claim or proceeding (regulatory or otherwise) involving the Parent Guarantor or any of its Subsidiaries or their respective past or present properties, businesses or operations relating to the Environment or environmental matters, including any action, lawsuit, claim or proceeding arising from past or present practices or operations asserted under any Environmental Protection Statute, that in the aggregate could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole.

          (m) No information (other than Projections) furnished to the Administrative Agent or any Bank by the Parent Guarantor in connection with its entering into or becoming a party to any Loan Document or the preparation or negotiation of any Loan Document, to the best of the Parent Guarantor's knowledge, is incomplete or incorrect in any material respect, and no such information contained, as of the date of delivery thereof to the Administrative Agent or such Bank, as the case may be, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, as of such date, when taken as a whole. All such information consisting of financial projections, oil and gas reserves estimates and projections and other information identified by the Parent Guarantor as estimates or projections (collectively, "Projections") have been prepared by the Parent Guarantor in good faith based on assumptions the Parent Guarantor deemed reasonable.

                            ARTICLE V
                            COVENANTS

     Section 5.1 Affirmative Covenants. The Parent Guarantor covenants and agrees that so long as any Bank shall have any Commitment hereunder, the Parent Guarantor will:

          (a)  Reporting Requirements.  Furnish to each Bank:

               (i) (A) promptly after the sending or filing thereof, a copy of each of the Parent Guarantor's reports on Form 8-K (or any comparable form), (B) promptly after the filing or sending thereof, and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent Guarantor, a copy of the Parent Guarantor's report on Form 10-Q
(or any comparable form) for such quarter, which report will include the Parent Guarantor's quarterly unaudited consolidated financial statements as of the end of and for such quarter, and
(C) promptly after the filing or sending thereof, and in any event within 90 days after the end of each fiscal year of the Parent Guarantor, a copy of the Parent Guarantor's report on Form 10-K (or any comparable form) for such year, which report will include the Parent Guarantor's annual audited consolidated financial statements as of the end of and for such year;

               (ii) promptly following the delivery of each of the annual or quarterly financial reports referred to in clause (i) above, but in any event within 10 Business Days thereafter, a certificate of a Responsible Officer of the Parent Guarantor in a form acceptable to the Administrative Agent (A) setting forth in reasonable detail the calculations required to establish whether the Parent Guarantor was in compliance with the requirement (to the extent applicable) of Section 5.2(c) on the date of the financial statements contained in such report, and (B) stating whether there exists on the date of such certificate any Event of Default or event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, and, if so, setting forth the details thereof and the action which the Parent
Guarantor has taken and proposes to take with respect thereto;

               (iii) as soon as is possible and in any event within five days after a change in, or issuance of, any rating of any of the Parent Guarantor's senior unsecured long-term debt by Standard &
Poor's or Moody's which causes a change in the applicable Rating
Level, notice of such change;

               (iv) as soon as possible and in any event within five days after an executive officer of the Parent Guarantor having obtained knowledge thereof, notice of the occurrence of any Event of Default or any event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, continuing on the date of such notice, and a statement of a Responsible
Officer of the Parent Guarantor setting forth details of such Event of Default or event and the action which the Parent
Guarantor has taken and proposes to take with respect thereto;

               (v) as soon as possible and in any event (A) within 30 Business Days after the Parent Guarantor or any ERISA Affiliate knows or has reason to know that any Termination Event described in clause
(a) of the definition of Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred and (B) within 10 Business Days after the Parent
Guarantor or any ERISA Affiliate knows or has reason to know that any other Termination Event with respect to any Plan for which an Insufficiency in excess of $50,000,000 exists, has occurred or is reasonably expected to occur, a statement of a Responsible
Officer of the Parent Guarantor describing such Termination Event and the action, if any, which the Parent Guarantor or such ERISA
Affiliate proposes to take with respect thereto;

               (vi) promptly and in any event within five Business Days after receipt thereof by the Parent Guarantor or any ERISA Affiliate, copies of each notice received by the Parent Guarantor or any ERISA Affiliate from the PBGC stating its intention to terminate any Plan for which an Insufficiency in excess of $50,000,000 exists or to have a trustee appointed to administer any Plan for which an Insufficiency in excess of $50,000,000 exists;

               (vii) promptly and in any event within five Business Days after receipt thereof by the Parent Guarantor or any ERISA
Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Parent Guarantor or any ERISA
Affiliate indicating liability in excess of $50,000,000 incurred or expected to be incurred by the Parent Guarantor or any ERISA
Affiliate in connection with (A) the imposition of a Withdrawal
Liability by a Multiemployer Plan, (B) the determination that a Multiemployer Plan is, or is expected to be, in reorganization within the meaning of Title IV of ERISA, or (C) the termination of a Multiemployer Plan within the meaning of Title IV of ERISA;

               (viii) promptly, and in any event within five Business Days after an executive officer of the Parent Guarantor having obtained knowledge thereof, notice of the filing of any litigation against the Parent Guarantor or any of the Principal
Subsidiaries which, if adversely determined to the Parent
Guarantor or such Principal Subsidiary, could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, setting forth the material details of such litigation;

               (ix) promptly, and in any event within five Business Days after an executive officer of the Parent Guarantor having obtained knowledge thereof, notice of the filing of any governmental proceedings against the Parent Guarantor or any of the Principal
Subsidiaries which, if adversely determined to the Parent
Guarantor or such Principal Subsidiary, could reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries taken as a whole, setting forth the material details of such proceeding;

               (x) promptly upon the receipt thereof by the Parent Guarantor or any Subsidiary, a copy of any form of notice, complaint, request for information under CERCLA or summons or citation received from the EPA, or any other domestic or foreign governmental agency or instrumentality, federal, state or local, in any way concerning any action or omission on the part of the Parent Guarantor or any of its present or former Subsidiaries in connection with Hazardous Materials or the Environment if the amount involved could reasonably be expected to result in a liability of the Parent Guarantor or any Subsidiary in excess of $75,000,000 in the aggregate, or concerning the filing of a lien on or against any property of the Parent Guarantor or any Subsidiary if such lien could reasonably be expected to secure a liability of the Parent Guarantor or any Subsidiary in excess of $75,000,000; and

               (xi) such other information respecting the consolidated financial position or consolidated results of operations (including an annual report or reports on oil and gas reserves of the Parent
Guarantor and its Subsidiaries) of the Parent Guarantor that any Bank through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a)(i),
(a)(iv) or (a)(xi) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Guarantor posts such documents, or provides a link thereto, on the Parent Guarantor's website on the Internet at the website address listed in Section 8.2 or (ii) on which such documents are posted on the Parent Guarantor's behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), whichever shall first occur; provided that: the Parent Guarantor shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Parent Guarantor shall be required to deliver paper copies of the certificates required by
Section 5.1(a)(ii) to the Administrative Agent, and such delivery shall be deemed a delivery thereof to each of the Banks. Except for such certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent Guarantor with any such request for delivery, and each Bank shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

          (b) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders (including applicable laws, rules, regulations and orders pertaining to ERISA and applicable
Environmental Protection Statutes) to the extent noncompliance therewith would have a material adverse effect on the Parent
Guarantor and its Subsidiaries taken as a whole.

          (c) Use of Proceeds. Cause the Borrower to use the proceeds of each Advance for working capital and general corporate purposes of the Borrower and its subsidiaries, including, in the event the Borrower is able to declare distributions in accordance with Cayman Islands law, funding one or more such distributions for ultimate distribution to the Parent Guarantor and paying related fees and expenses. However, no part of the proceeds of the Advances shall be used for any purpose not permitted by Section
5.2(g).

          (d) Maintenance of Insurance. Maintain, and cause each of the Principal Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties as the Parent Guarantor or such Principal Subsidiary, provided, that self-insurance by the Parent Guarantor or any such Principal
Subsidiary shall not be deemed a violation of this covenant to the extent that companies engaged in similar businesses and owning similar properties as the Parent Guarantor or such Principal Subsidiary self-insure. The Parent Guarantor may maintain the Principal Subsidiaries' insurance on behalf of them.

          (e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each of the Principal Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises; provided, however, that this
Section 5.1(e) shall not apply to any transactions permitted by
Section 5.2(d) or (e) and shall not prevent the termination of existence, rights and franchises of any Principal Subsidiary
(other than the Borrower) pursuant to any merger or consolidation to which such Principal Subsidiary is a party, and provided, further, that the Parent Guarantor or any Principal Subsidiary shall not be required to preserve any right or franchise if the Parent Guarantor or such Principal Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Guarantor or such Principal Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Banks.

          (f) Visitation Rights. At any reasonable time and from time to time, after reasonable notice, permit the Administrative Agent or any of the Banks or any agents or representatives thereof to examine the records and books of account of, and visit the properties of, the Parent Guarantor and any of the Principal
Subsidiaries and to discuss the affairs, finances and accounts of the Parent Guarantor and any of the Principal Subsidiaries with any of the officers or directors of the Parent Guarantor.

          (g) Payment of Taxes, Etc. Pay and discharge, and cause each of the Principal Subsidiaries to pay and discharge, before the same shall become delinquent (after taking into account any extensions filed), all taxes, assessments, governmental charges and like governmental levies imposed upon it or upon its income, profits or property, except where failure to pay such taxes, assessments, charges and levies could not reasonably be expected to have a material adverse effect on the consolidated financial position or consolidated results of operations of the Parent Guarantor and its Subsidiaries considered as a whole; provided, that neither the Parent Guarantor nor any Principal Subsidiary shall be required by this Section 5.1(g) to pay and discharge any such tax, assessment, charge or levy which is being contested in good faith and, if required by such contest. by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided.

     Section 5.2 Negative Covenants. So long as any Bank shall have any Commitment hereunder, the Parent Guarantor will not at any time:

          (a) Negative Pledge. Fail to perform and observe any term, covenant or agreement contained in Section 1007 of the Indenture
(as modified for purposes hereof as set forth in this Section
5.2(a)). For purposes of this Section 5.2(a), Section 1007 and the definitions of all terms defined in the Indenture and used in or otherwise applicable to such Section 1007 are set forth on Exhibit G and are hereby incorporated in this Agreement by reference as if such provisions and definitions were set forth in full herein; provided, however, that solely for purposes of this
Section 5.2(a), the word "Securities" used in the Indenture shall mean the Notes, the word "Company" used therein shall mean the Parent Guarantor, the phrases "the last paragraph of Section
1007" and "Section 1007" used therein shall mean this Section
5.2(a), the word "Trustee" as used therein shall mean the Administrative Agent, the phrase "Board of Directors" used in the Indenture shall mean the management of the Parent Guarantor, the phrase "Section 301" used therein shall mean Section 301 of the Indenture, Section 301 of the Indenture shall not apply to any Note, and the phrase "so long as any of the Securities are outstanding" used therein shall mean so long as any Note shall remain unpaid or any Bank shall have any Commitment hereunder.

          (b) Transactions with Affiliates. Enter into any material transaction of any kind with any Affiliate of the Parent
Guarantor, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Parent Guarantor than would be obtainable by the Parent Guarantor at the time in a comparable arm's length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to any of the following: (i) transactions between or among the Parent Guarantor and any of its wholly-owned Subsidiaries; (ii) transactions involving the purchase or sale of crude oil, natural gas and other hydrocarbons, in the ordinary course of business, so long as such transactions are priced in line with industry accepted benchmark prices and the pricing of such transactions are equivalent to the pricing of comparable transactions with unrelated third parties;
(iii) any employment, equity award, equity option or equity appreciation agreement or plan, agreement or other similar compensation plan or arrangement; (iv) the performance of any agreement in effect on June 28, 2005; (v) loans or advances to officers, directors and employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures and other purposes; (vi) maintenance of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans; (vii) fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants in their capacity as such; and (viii) sales of equity interests of the Parent Guarantor to its Affiliates.

          (c) Total Debt to Capitalization. As of the end of any fiscal quarter of the Parent Guarantor, have a ratio of (i) Total Debt to (ii) Total Capitalization greater than 0.65 to 1.00.

          (d) Disposition of Assets. Lease, sell, transfer or otherwise dispose of, voluntarily or involuntarily, all or substantially all of its assets.

          (e) Mergers, Etc. Merge, consolidate or amalgamate with or into, any Person (or, permit the Borrower to amalgamate with or into, any Person), unless (i) the Parent Guarantor (or, with respect to such amalgamation to which the Borrower is a party, the Borrower) is the survivor, or (ii) (A) with respect to the Parent Guarantor, the surviving Person, if not the Parent
Guarantor, is organized under the laws of the United States or a state thereof, has a Rating Level of Rating Level IV or higher and assumes by agreement or operation of law all obligations of the Parent Guarantor under this Agreement and the Parent Guaranty
(and upon completion of such events, the predecessor Parent
Guarantor shall be released from its obligations under its Parent Guaranty) or (B) with respect to the Borrower, the continuing
Person is organized under the laws of the Cayman Islands and assumes by agreement or operation of law all obligations of the Borrower under this Agreement and the Parent Guarantor re-affirms its obligations under the Parent Guaranty; provided, in each case under clause (i) or (ii), that both immediately before and after giving effect to such proposed transaction, no Event of Default or event which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default exists, or would exist or result.

          (f) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in any liability in excess of $50,000,000 of the Parent Guarantor or any ERISA
Affiliate to the PBGC, or (ii) permit circumstances which give rise to a Termination Event described in clauses (b), (d) or (e) of the definition of Termination Event with respect to a Plan so as to result in any liability in excess of $50,000,000 of the Parent Guarantor or any ERISA Affiliate to the PBGC.

          (g) Use of Proceeds. Permit the Borrower to use the proceeds of any Advance for any purpose other than for working capital and general corporate purposes of the Borrower and its subsidiaries, including, in the event the Borrower is able to declare distributions in accordance with Cayman Islands law, funding one or more such distributions for ultimate distribution to the Parent Guarantor, or use, or permit the Borrower to use, any such proceeds (i) in any manner that violates or results in any violation of any law or regulation, or (ii) except with respect to such share exchange, to purchase or carry any margin stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any margin stock (as defined in Regulation U).

          (h) Unlawful Distributions. Permit the Borrower to make any distribution in violation of Cayman Islands law applicable to it.

                             ARTICLE VI
                         EVENTS OF DEFAULT

     Section 6.1 Events of Default. If any of the following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower shall fail to pay (i) any principal on any Note, in each case when due and payable or (ii) any interest on any Note for more than five days after such interest becomes due and payable or (iii) any commitment fee set forth in Section 2.3 or any other amount due hereunder for more than 15 days after such fee or other amount becomes due and payable; or

          (b) Any representation or warranty made by any Obligor (or any of their respective officers) (including representations and warranties deemed made pursuant to Section 3.2) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

          (c) The Parent Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 5.2, or any Obligor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document, in each case on its part required to be performed or observed by it if, in the case of such other term, covenant or agreement, such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Parent Guarantor by the Administrative
Agent at the request of any Bank; or

          (d) The Parent Guarantor or any Principal Subsidiary shall (i) fail to pay any principal of or premium or interest on any Debt
(other than Debt described in clause (e) of the definition of Debt) which is outstanding in the principal amount of at least
$100,000,000 in the aggregate of the Parent Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;
or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt; or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment or as a result of the giving of notice of a voluntary prepayment), prior to the stated maturity thereof, or (ii) with respect to Debt described in clause (e) of the definition of Debt, fail to pay any such Debt which is outstanding in the principal amount of at least $100,000,000 in the aggregate, of the Parent Guarantor or such Principal Subsidiary (as the case may be), when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt;
or

          (e) The Parent Guarantor or any Principal Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Parent
Guarantor or any Principal Subsidiary seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), shall remain undismissed or unstayed for a period of 60 days; or the Parent Guarantor or any Principal Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) Any judgment, decree or order for the payment of money in excess of $100,000,000 shall be rendered against the Parent
Guarantor or any Principal Subsidiary and shall remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order or (ii) there shall be any period longer than (A) 60 consecutive days or (B) such longer period as allowed by applicable law during which a stay of enforcement of such judgment, decree or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g) Any Termination Event as defined in clauses (b), (d) or (e) of the definition thereof with respect to a Plan shall have occurred and, 30 days after notice thereof shall have been given to the Parent Guarantor by the Administrative Agent, (i) such Termination Event shall still exist and (ii) the sum (determined as of the date of occurrence of such Termination Event) of the liabilities to the PBGC resulting from all such Termination
Events is equal to or greater than $100,000,000; or

          (h) The Parent Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal
Liabilities (determined as of the date of such notification), exceeds $100,000,000 or requires payments exceeding $50,000,000 in any year; or

          (i) The Parent Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Parent Guarantor and its ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan years which include the date hereof by an amount exceeding
$50,000,000; or

          (j) Any provision requiring the payment of principal, interest or fees by an Obligor, or other material provision, of any Loan
Document, after its execution and delivery hereunder, for any reason is not or ceases to be legal, valid and binding, or the Borrower or the Parent Guarantor shall so state in writing, in each case other than in accordance with the express provisions of any Loan Document or as the appropriate parties may otherwise agree under Section 8.1; or

          (k)  Any Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the obligation of each Bank to make Advances to be suspended or terminated (as so notified by the Administrative Agent), whereupon the same shall forthwith be suspended or terminated, as applicable, and (ii) shall at the request, or may with the consent, of the Majority Banks, by notice to the Borrower, declare the principal balance of the Total Outstanding Amount, all interest accrued thereon and all other related accrued amounts payable under this Agreement to be forthwith due and payable, whereupon the principal balance thereof, all such accrued interest and all such accrued amounts shall become and be forthwith due and payable, without presentment, demand, protest, notice of intent to accelerate or further notice of any kind, all of which are, to the extent permitted by law, hereby expressly waived by each Obligor; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Parent Guarantor or the Borrower under the Bankruptcy Code or other applicable insolvency laws, the obligation of each Bank to make its Advances shall automatically be terminated and the principal balance of the Total Outstanding Amount, all such accrued interest and all such accrued amounts shall automatically become and be due and payable, without presentment, demand, protest, notice of intent to accelerate or any notice of any kind, all of which are, to the extent permitted by law, hereby expressly waived by the Parent Guarantor or the Borrower.

                           ARTICLE VII
                    THE ADMINISTRATIVE AGENT

     Section 7.1 Authorization of the Administrative Agent. Each Bank hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, rule, regulation or order. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

     Section 7.2 Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct of such agent or attorney-in-fact.

     Section 7.3 Liability of the Administrative Agent. No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Bank or participant for any recital, statement, representation or warranty made by any Obligor or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Obligor or any other party to any Loan
Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Obligors or any Affiliate thereof.

     Section 7.4    Reliance by the Administrative Agent.

          (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper
Person or Persons, and upon advice and statements of legal counsel (including counsel to each Obligor), independent accountants and other experts selected by it. The Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks (or such greater number of Banks as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 3.1, each Bank that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative
Agent shall have received notice from such Bank prior to the date hereof specifying its objection thereto.

     Section 7.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice referring to this Agreement, describing such Default and stating that such notice is a "notice of default."
The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default as may be directed by the Majority
Banks in accordance with Article VI; provided, however, that unless and until the Administrative Agent has received any such direction, it may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of the Banks.

     Section 7.6 Credit Decision; Disclosure of Information by the Administrative Agent. Each Bank acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by the Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Obligors or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank as to any matter, including whether Agent-Related Persons have disclosed material information in their possession. Each
Bank represents to the Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors and their respective Subsidiaries, and all applicable bank or other regulatory laws. rules, regulations or orders relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Obligors.
Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Obligors. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent herein, the Administrative
Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Obligors or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

     Section 7.7 Indemnification of the Administrative Agent. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent and each Agent-Related Person (to the extent not reimbursed by or on behalf of the Obligors and without limiting the obligation of the Obligors to do so), pro rata, and hold harmless the Administrative Agent and each Agent-Related
Person from and against any and all Indemnified Liabilities incurred by the Administrative Agent in its capacity as such and each Agent-Related Person while acting on behalf of the Administrative Agent in such capacity; provided, however, that no Bank shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related
Person's own gross negligence or willful misconduct; provided, however, that no action taken in accordance with the directions of the Majority Banks shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section.
Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan
Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of any Obligor. The undertaking in this Section shall survive termination of the Commitments, the payment of all Advances and all other sums payable hereunder or under any other Loan Document, and the resignation of the Administrative Agent.

     Section 7.8    The Administrative Agent in its Individual
Capacity. The Administrative Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Obligors and their respective Affiliates as though it were not the Administrative Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, the Administrative Agent or its Affiliates may receive information regarding the Obligors or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of an Obligor or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.
With respect to its Advances, the Administrative Agent shall have the same rights and powers under this Agreement as any other Bank and may exercise such rights and powers as though it were not the Administrative Agent, and the term "Bank" includes the Administrative Agent in its individual capacity.

     Section 7.9 Successor Administrative Agent. The Administrative Agent may resign as the Administrative Agent upon 30 days' notice to the Banks and the Borrower. If the Administrative Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor administrative agent for the Banks, which successor shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor is appointed prior to the effective date of the resignation, the resigning Administrative Agent may appoint, as the case may be, after consulting with the Banks and Borrower, a successor
Administrative Agent, as the case may be, from among the Banks.
Upon the acceptance of its appointment as successor hereunder, the Person acting as such successor shall succeed to all the rights, powers and duties of the retiring Administrative Agent, and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated, and without any other or further act or deed on the part of any Person.
After any retiring Administrative Agent's resignation hereunder, the provisions of this Article VII and Section 8.4 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.
If no successor agent has accepted appointment by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Majority Banks appoint a successor as provided for above.

     Section 7.10 The Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to an Obligor, the Administrative Agent (irrespective of whether the principal of any Advance shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on such Obligor) shall be entitled and empowered, by intervention in such proceeding or otherwise.

          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances and all other indebtedness and liabilities that are owing by such Obligor under the Loan Documents and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks and the Administrative
Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks and the Administrative Agent under Section 2.3) allowed in such judicial proceeding; and

          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Banks to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.3 and Section 8.4(a).

     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank any plan of reorganization, arrangement, adjustment or composition affecting the outstanding Advances or other indebtedness or liabilities of an Obligor under the Loan Documents, or the rights of any Bank or to authorize the Administrative Agent to vote in respect of the claim of any Bank in any such proceeding.

     Section 7.11   Other Agents; Arrangers and Managers.  None of the
Banks or other Persons identified on the facing page or signature pages of this Agreement as a "syndication agent," "co-documentation agent," "co-agent," "book manager," "joint lead manager," "arranger," "lead arranger" or "co-arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Banks, those applicable to all Banks as such.
Without limiting the foregoing, none of the Banks or other
Persons so identified shall have or be deemed to have any fiduciary relationship with any Banks. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

                        ARTICLE VIII
                        MISCELLANEOUS

     Section 8.1 Amendments, Etc. No amendment or waiver of any provision of any Loan Document, nor consent to any departure by the Borrower or the Parent Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by each Bank directly affected thereby, do any of the following: (a) waive any of the conditions specified in Article III, (b) increase such Bank's
Commitment or subject it to any additional obligations, (c) forgive or reduce the principal of, or interest on, the Total Outstanding Amount or any fees or other amounts payable hereunder to such Bank, (d) postpone any date fixed for any payment of principal of, or interest on, the Total Outstanding Amount, including the Scheduled Maturity Date, or any fees or other amounts payable hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes which shall be required for the Banks or any of them to take any action under any Loan Document, (f) release the Parent Guarantor from its obligations under the Parent Guaranty other than in accordance with the express terms of any Loan Documents;
(g) amend this Section 8.1 or (h) change Section 2.12(a) or
Section 2.14 in a manner that would alter the pro rata sharing of payments required thereby; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Banks required above to take such action, affect the rights or duties of the Administrative Agent under any Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove, and its approval or disapproval shall not be required in connection with, any amendment, waiver or consent hereunder, except that its Commitment may not be increased or extended without its consent.

     Section 8.2 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied or delivered, if to any Obligor, to the Borrower and the Parent Guarantor, care of the Parent Guarantor, at its address or telecopier numbers set forth below:

                    EOG Resources, Inc.
                    Three Allen Center
                    333 Clay Street, Suite 4200
                    Houston, Texas 77002
                    Attention: Helen Lim, Treasurer
                    Telephone No.: 713-651-6612
                    Telecopier Nos. (communications must be sent to both these numbers): 713-651-6980
                                          713-651-6613
                    Website:  eogresources.com

if to any Bank, at its Domestic Lending Office; if to the Administrative Agent, except as provided in Section 2.2(a) and
Section 2.8 (in which case notice shall be sent to the address listed in Exhibits B and E, unless the Administrative Agent designates a different address as provided below), at its address or telecopier number set forth below:

                    The Bank of Nova Scotia
                    1100 Louisiana Street, Suite 3000
                    Houston, Texas  77002
                    Attention:     Michael Roberts, Director
                    Telephone No.: 713-759-3449
                    Telecopier No.: 713-752-2425

or, as to the Parent Guarantor or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Parent Guarantor and the Administrative Agent. All such notices and communications shall be effective, if mailed, two Business Days after deposit in the mails; if sent by overnight courier, one Business Day after delivery to the courier company; and if sent by telecopier, when received by the receiving telecopier equipment, respectively; provided, however, that (a) notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent and (b) telecopied notices received by any party after its normal business hours (or on a day other than a Business Day) shall be effective on the next Business Day. The notices contemplated by the definitions of "Borrowing" and "Interest Period" and by
Section 2.8 may be combined in one notice, if all required information is provided in the combined notice and the combined notice meets the requirements as to timeliness set forth in each definition and Section to which the combined notice pertains.
The Administrative Agent and the Banks shall be entitled to reasonably rely and act upon any notices (including telephonic Notices of Borrowing) purportedly given by or on behalf of any Obligor even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Each Obligor shall indemnify each Agent-Related Person and each Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of such Obligor; provided, such indemnity shall not be available to the extent such losses, costs, expenses or liabilities result from the gross negligence or willful misconduct of such indemnitee. All telephonic notices to and other communications between any parties hereto may be recorded by any party to such communication, and each of the parties hereto hereby consents to such recording by any other party hereto. Any disclosure or notice received by the Administrative Agent pursuant to Section 4.1(f), (g), (l) or Section 5.1(a) hereof will be posted to Intralinks by the Administrative Agent.

     Section 8.3 No Waiver; Remedies. No failure on the part of any Bank or the Administrative Agent to exercise, and no delay in exercising, and no course of dealing with respect to, any right under any Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.

     Section 8.4    Costs and Expenses.

          (a) The Borrower agrees (i) to pay or reimburse the Administrative Agent for all reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (ii) to pay or reimburse the Administrative Agent and each Bank for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect hereof and during any legal proceeding, including any proceeding under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors), including all Attorney Costs.

          (b) If any payment or purchase of principal of, or Conversion of, any Eurodollar Advance or Eurodollar Borrowing is made other than on the last day of an Interest Period relating to such Advance, as a result of a payment, purchase or Conversion pursuant to Section 2.9, Section 2.10, Section 2.11 or Section
2.17 or acceleration of the maturity of the Total Outstanding
Amount pursuant to Section 6.1 or for any other reason, the Borrower, subject to Section 8.8, shall, upon demand by any Bank
(with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Person any amounts required to compensate it for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, purchase or Conversion, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Person to fund or maintain such Advance. A certificate in reasonable detail as to the basis for and the amount of such loss, costs or expense, submitted to the Borrower and the Administrative Agent by such Person, shall be conclusive and binding for all purposes, absent manifest error.

          (c) Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Bank and their respective Affiliates, directors, officers, employees and agents (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses (other than losses for anticipated profits), damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee (other than by any other Indemnitee) in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment, Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Obligor or any Environmental Liability related in any way to any Obligor or any Subsidiary of the Parent Guarantor, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"), IN ALL
CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART,
OUT OF THE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, provided such Indemnitee has taken and maintains commercially reasonable efforts and controls to safeguard the use and access of such material and information, nor shall any Indemnitee have any liability for any indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the date hereof).

          (d) The Parent Guarantor and the Borrower represent, warrant and acknowledge that each has, in connection with its negotiation, execution and delivery of the Loan Documents, not sought, received or relied upon, directly or indirectly, any representations, advice or guidance of any nature whatsoever
(whether written or oral) of The Bank of Nova Scotia and Deutsche
Bank Securities Inc., as arrangers (in such capacity, the "Arrangers"), any Bank or any of their respective Affiliates in relation to the Borrower's use of loan proceeds of the Advances, including any use for the contemplated distribution or distributions, as the case may be, by the Borrower for the ultimate distribution to the Parent Guarantor, and in connection therewith, each of them further represents, warrants and acknowledges that: (i) each has the knowledge and sophistication to independently appraise and understand the financial and legal terms and conditions of such transaction and to assume the economic consequences and risks thereof; (ii) to the extent it deemed necessary, each has consulted with its own financial, legal or other advisors and has made its own corporate, tax and other decisions in connection with such transactions based upon its own judgment and the advice of such advisors and not upon any view expressed by any Arrangers, Bank or any of their respective
Affiliates; and (iii) neither has obtained from any Arrangers, Bank or any of their respective Affiliates (directly or indirectly) any advice, counsel or assurances as to the expected or projected success, profitability, performance, results or benefits (tax or otherwise) of such transactions.

          (e) All amounts due under this Section 8.4 shall be payable within 20 Business Days after the Borrower's receipt of a reasonably detailed invoice therefor. The agreements in this Section shall survive the resignation of the Administrative
Agent, the replacement of any Bank, the termination of the Commitments, and the repayment, satisfaction or discharge of all sums payable hereunder or under any other Loan Document.

     Section 8.5    Payments Set Aside; Right of Set-Off.

          (a) To the extent that any payment by or on behalf of any Obligor under this Agreement or a Person entitled to under this Agreement exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, in connection with any proceeding under the Bankruptcy
Code or any other laws relating to bankruptcy, insolvency or reorganization or relief of debtors or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Bank severally agrees to pay to the Administrative Agent, as the case may be, upon demand its applicable share of any amount so recovered from or repaid, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

          (b) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.1 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.1, each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness, whether or not such obligations may be unmatured, at any time owing by such Bank to or for the credit or the account of the relevant Obligor against any and all of the obligations of such Obligor now or hereafter existing under this Agreement and the Note held by such Bank, irrespective of whether or not the Administrative Agent or such Bank shall have made any demand under this Agreement or such Note. Each Bank agrees promptly to notify the Borrower after any such set-off and application made by such Bank; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this
Section 8.5(b) are in addition to other rights and remedies
(including other rights of set-off) which such Bank may have.

     Section 8.6    Assignments and Participations.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Obligor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank then committed to make Advances (other than an assignment effectuated by a merger or consolidation permitted by Section 5.2(e) to the surviving Person referred to herein). No Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section 8.6, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section 8.6, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (h) of this Section 8.6 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 8.6 and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) Any Bank may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Advances at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank's Commitment and the Advances at the time owing to it, the aggregate amount of the Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date shall not be less than $10,000,000 unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning
Bank's rights and obligations under this Agreement with respect to the Advances or the Commitment assigned; (iii) any assignment of a Commitment must be approved by the Administrative Agent, unless the Person that is the proposed assignee is itself a Bank or an Affiliate of a Bank (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 and the Eligible
Assignee, if not a Bank, shall deliver to the Administrative
Agent an administrative questionnaire and to the Borrower all relevant information for notices under the Loan Documents to such assignee. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section
8.6, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning
Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank's rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of
Section 2.10, Section 2.13 and Section 8.4 with respect to facts and circumstances occurring while such Person was a Bank, as the case may be, as applicable, prior to the effective date of such assignment). Upon request, any Obligor (at its expense) shall execute and deliver a Note to the assignee Bank, as applicable.
Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this subsection
(b) shall be null and void.

          (c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative
Agent's Office a copy of each Assignment and Assumption delivered to it. The Administrative Agent, acting solely for this purpose as an agent of the Borrower shall maintain, a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amounts of the Advances owing to, each Bank pursuant to the terms hereof from time to time (each, a "Register"). The entries in the Registers shall be conclusive, absent manifest error, and the Obligors, the Administrative Agent and the Banks may treat each Person whose name is recorded in a Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Each Register shall be available for inspection by the Borrower and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

          (d) Any Bank may at any time, without the consent of, or notice to, the Obligors or the Administrative Agent, sell participations to any Person (other than a natural person or the Obligors or any of the Parent Guarantor's Affiliates or Subsidiaries) (each, a
"Participant") in all or a portion of such Bank's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Advances owing to it); provided that
(i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and
(iii) the Obligors, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with its rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce, and to participate in any related decision to enforce, this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement;
provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause
(b), (c), (d), (e) or (g) of the first proviso to Section 8.1 that directly affects such Participant. Subject to subsection
(e) of this Section 8.6, each Obligor agrees that each Participant shall be entitled to the benefits of Section 2.10,
Section 2.13 and Section 8.4(b) if it actually incurs any loss or expense pursuant to such sections, and then, solely to the same extent as if it were the Bank from which it had acquired its interest by assignment pursuant to subsection (b) of this Section
8.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.5(b) as though it were a Bank, provided such Participant agrees to be subject to Section
2.14 as though it were a Bank.

          (e) A Participant shall not be entitled to receive any greater payment under Section 2.6, Section 2.7, Section 2.10, Section
2.13 or Section 8.4(b) than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent, as the case may be. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section
2.13 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.13, Section 2.14 and
Section 8.16 as though it were a Bank.

          (f) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Bank to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

          (g) As used herein, the following terms have the following meanings:

         "Eligible Assignee" means (a) a Bank; (b) an Affiliate of a Bank; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Parent Guarantor or any of the Parent Guarantor's Affiliates or Subsidiaries.

         "Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

         "Approved Fund" means any Fund (that, so long as no Event of Default has occurred and is continuing, is approved by the Borrower, such approval not to be unreasonably withheld or delayed) that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

          (h) Notwithstanding anything to the contrary contained herein, any Bank that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided, so long as no Event of Default has occurred and is continuing, such security interest is approved by the Borrower, such approval not to be unreasonably withheld;
provided, further, that unless and until such trustee actually becomes a Bank in compliance with the other provisions of this
Section 8.6, (i) no such pledge shall release the pledging Bank from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Bank under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

     Section 8.7    Governing Law; Entire Agreement, Integration;
Jurisdiction.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK without giving effect to the Conflict of Laws principles thereof, other than Sections 5-1401 and 5-1402 of the General Obligations law of the State of New York. This Agreement, the Notes, the other Loan Documents and any related fee letters signed by the Parent Guarantor and the Borrower comprise the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersede all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan
Document, the provisions of this Agreement shall control;
provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or any Bank in any other Loan Document shall not be deemed a conflict with this Agreement.
Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN MANHATTAN, NEW YORK CITY OR
OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY JOINDER AGREEMENT, EACH PARTY, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION
TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE
LAW OF SUCH STATE.  EACH PARTY IRREVOCABLY CONSENTS TO THE
SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT THE ADDRESS FOR NOTICES PURSUANT TO SECTION 8.2 HEREOF, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

     Section 8.8 Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest contracted for, charged, received, reserved, taken or paid under the Loan Documents shall not exceed the Highest Lawful Rate. If the Administrative Agent or any Bank shall contract for, charge, take, reserve or receive interest in an amount or at a rate that exceeds the Highest Lawful Rate, the excess interest shall be applied to the principal of the Advances and if such excess exceeds such unpaid principal, such interest shall be refunded to the relevant Obligor. In determining whether the interest contracted for, charged, received, reserved, taken or paid by the Administrative Agent or a Bank exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, rule, regulation or order (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the amounts payable hereunder and under the other Loan Documents.

The provisions of this Section 8.8 shall govern and control over every other provision of any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it shall control or govern.

     Section 8.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

     Section 8.10 Confidentiality. Each Bank agrees that it will use reasonable efforts not to disclose without the prior consent of the Parent Guarantor (other than to its employees, auditors or counsel, to another Bank, or to such Bank's own holding or parent company and its Affiliates, in each case if the disclosing Bank or its holding or parent company in its sole discretion determines that any such party should have access to such information, each of whom shall be instructed and shall agree to maintain such information as confidential) any information with respect to the Parent
Guarantor or its Subsidiaries which is furnished pursuant to this Agreement or any other Loan Document and which is designated by the Parent Guarantor to the Banks in writing as confidential;
provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Bank or its Affiliates or to the Federal Reserve Board or the FDIC or similar organizations (whether in the United States or elsewhere), (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Bank, and (e) to any assignee, participant, prospective assignee or prospective participant, if such assignee, participant, prospective assignee or prospective participant agrees to be bound by this Section 8.10.

     Section 8.11 Survival; Term; Reinstatement. In addition to the other provisions of this Agreement expressly stated to survive the termination of this Agreement, the obligations of the Borrower under
Section 2.6, Section 2.10, Section 2.13, Section 2.17 and Section 8.4 and the last sentence of this Section 8.11 and the obligations of the Banks under Section 2.13 and Section 8.10 shall survive the termination of this Agreement. The Borrower agrees that if at any time all or any part of any payment previously applied by any Bank to any Advance or other sum hereunder is or must be returned by or recovered from such Bank for any reason (including the order of any bankruptcy court), the Loan Documents shall automatically be reinstated to the same effect as if the prior application had not been made, and the Borrower hereby agrees to indemnify such Bank against, and to save and hold such Bank harmless from, any required return by or recovery from such Bank of any such payment.

     Section 8.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.

     Section 8.13 Time of the Essence. Time is of the essence of the Loan Documents.

     Section 8.14 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on all parties hereto. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

     Section 8.15 Effectiveness. This Agreement shall become effective when it shall have been executed by the Parent Guarantor, the Borrower and the Administrative Agent and when the Administrative Agent shall have, as to each Bank, either received a copy of a signature page hereof executed by such Bank or been notified by such Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of and be enforceable by the Parent
Guarantor, the Borrower, the Administrative Agent and each Bank and their respective successors and permitted assigns.

     Section 8.16   Tax Forms.

          (a) (i) Concurrent with the date hereof or the date of an Assignment and Assumption, as applicable, each Bank shall, in accordance with applicable law, deliver to each of the Borrower and the Administrative Agent, a duly signed completed copy of any appropriate Prescribed Form or such other documentation as required by law or as reasonably requested by the Borrower (but only if such Bank is legally entitled to do so) relating to such Bank and indicating that such Bank is entitled to an exemption from, or reduction of, withholding tax on any or all payments to be made to such Bank by the Borrower pursuant to this Agreement. Thereafter and from time to time, each such Bank shall (A) promptly submit to each of the Borrower and the Administrative
Agent, respectively, such additional duly completed and signed copies of such forms (or such successor forms as shall be adopted from time to time by the relevant taxing authorities) as may be reasonably requested by the Borrower or the Administrative Agent or as may then be available or required under then current laws and regulations to entitle it to an exemption from or reduction of, withholding taxes in respect of any or all payments to be made to such Bank by the Borrower pursuant to this Agreement (but only if such Bank is legally entitled to do so), (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable laws, rules, regulations or orders that the Borrower make any deduction or withholding for taxes from amounts payable to such Bank.

               (ii) Each Bank, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Bank under any of the Loan Documents (for example, in the case of a typical participation by such Bank), shall deliver to each of the Borrower and the Administrative
Agent on the date when such Bank ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in the reasonable exercise of its discretion), (A) a duly signed completed copy of any forms or statements required to be provided by such Bank as set forth above, to establish the portion of any such sums paid or payable with respect to which such Bank acts for its own account that is not subject to U.S. withholding tax, and (B) a duly signed completed copy of any forms or statements required by applicable law to establish that such Bank is not acting for its own account with respect to a portion of any such sums payable to such Bank. Thereafter and from time to time, each such Bank shall (A) promptly submit to each of the Borrower and the Administrative Agent, respectively (if it is legally entitled to do so), such additional duly completed and signed copies of such form (or such successor form as shall be adopted from time to time by the relevant taxing authorities) as may be reasonably requested by the Borrower or the Administrative Agent or as may then be available or required under then current laws and regulations, (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any information provided on such form, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the redesignation of its Applicable Lending Office) to avoid any requirement of applicable laws, rules, regulations or orders that the Borrower make any deduction or withholding for taxes from amounts payable to such Bank.

               (iii) The Borrower shall not be required to pay any additional amounts to any Bank under Section 2.13 with respect to any Taxes that would not have been required to be deducted or withheld if such Bank had satisfied the foregoing provisions of this Section 8.16(a); provided that, nothing in this Section
8.16(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 2.13 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, after the date hereof or the date of an Assumption and Assignment, as applicable, such Bank is no longer properly entitled to deliver forms, certificates or other evidence establishing the fact that such Bank or other Person for the account of which such Bank receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.

               (iv) The Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which the Borrower is not required to pay additional amounts under this
Section 8.16(a).

          (b)  [Intentionally left blank]

          (c) If any governmental authority, central bank or comparable agency asserts that the Borrower or the Administrative Agent did not properly withhold any tax or other amount from payments made to or for the account of any Bank on the basis that (i) the forms or other documents provided by the Bank were inaccurate or incomplete, or (ii) that the Bank failed to provide the appropriate forms or other documents, such Bank shall indemnify the Borrower or the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Borrower or the Administrative Agent under this Section, and costs and expenses (including Attorney
Costs) of the Borrower or the Administrative Agent. The obligation of the Banks under this Section shall survive the termination of the Commitments, repayment of all amounts payable hereunder and under the other Loan Documents and the resignation of the Administrative Agent.

     Section 8.17 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING
OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY
SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY
COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT
MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH
ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES
HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

     Section 8.18 USA Patriot Act Notice. Each Bank hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Bank to identify each Obligor in accordance with the Act.



     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                              EOG RESOURCES, INC., Parent Guarantor



                              By:  /s/ HELEN Y. LIM
                                   Helen Y. Lim
                                   Treasurer


                              EOGI INTERNATIONAL COMPANY,
                              Borrower



                              By:  /s/ HELEN Y. LIM
                                   Helen Y. Lim
                                   Treasurer